UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Cray Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Cray Inc. Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held at our principal executive offices located at 411 First Avenue South, Seattle, Washington 98104-2860 on Wednesday, May 14, 2008, at 3:00 p.m. Pacific Daylight Time.

At the Annual Meeting, shareholders will have the opportunity to vote on the following matters:

1.  To elect eight directors, each to serve a one-year term; and

2.  To ratify the appointment of Peterson Sullivan PLLC as the Company’s independent auditors.

Shareholders will also have the opportunity to vote on any other business that may properly come before the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the scheduled time and date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. Your Board of Directors recommends a vote FOR the election of the nominees for director and FOR ratification of the appointment of the Company’s independent auditors.

Only shareholders of record on March 17, 2008, the record date for the Annual Meeting, are entitled to vote on these matters.

At the Annual Meeting, we will review our performance during the past year and comment on our outlook. You will have an opportunity to ask questions about Cray and our operations.

We are pleased to announce that we are taking advantage of the new Securities and Exchange Commission rules allowing us to furnish proxy materials over the Internet. Please read the Proxy Statement for more information on this alternative, which we believe will allow us to provide shareholders with the information they need while lowering the costs of delivering the Proxy Statement and related materials and reducing the environmental impact of the Annual Meeting.

Your vote is important regardless of the number of shares you own or whether you plan to attend the Annual Meeting in person. You may vote through several different ways, and instructions on the various voting methods are contained in the accompanying Proxy Statement. Even if you plan to attend the Annual Meeting, we urge you to vote at your earliest convenience so we avoid further solicitation costs. Any shareholder attending the meeting may vote in person even if he or she has voted previously.

Details of the business to be conducted at the Annual Meeting are more fully described in the accompanying Proxy Statement.

We look forward to seeing you. Thank you for your ongoing support of and interest in Cray.

Sincerely,

Peter J. Ungaro
President and Chief Executive Officer

Seattle, Washington
March 31, 2008

PROXY STATEMENT

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote at your earliest convenience. You may vote by Internet or by telephone or, if this Proxy Statement was mailed to you, sign, date and return the enclosed proxy card.

Promptly voting by Internet or by telephone or by returning the proxy card will save us the expense and extra work of additional solicitation. If you wish to return the proxy card by mail, an addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Voting by Internet or by telephone or by sending in your proxy card will not prevent you from voting your shares at the Annual Meeting, if you desire to do so, as you may revoke your earlier vote.

CRAY INC.
411 First Avenue South, Suite 600
Seattle, Washington 98104-2860

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held At:
411 First Avenue South
Seattle, WA 98104-2860
3:00 P.M. P.D.T.
May 14, 2008

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these materials?

A:	Our Board of Directors has made these materials available to you on the Internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2008 Annual Meeting of Shareholders, which will take place at 3:00 P.D.T. on May 14, 2008, at our corporate headquarters in Seattle, Washington. For a map and/or directions to our corporate headquarters, see our website, www.cray.com, under “About Cray — Contacts and Locations.”

Q:	What is included in these materials?

A:	These materials include:

• Our Proxy Statement, which summarizes the information regarding the matters to be voted upon at the Annual Meeting;

• Our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K and audited financial statements for the year ended December 31, 2007; and

• The proxy card, if you requested printed versions of these materials by mail, or an electronic voting form if you are viewing these materials on the Internet.

Q:	What items will be voted on at the 2008 Annual Meeting?

A:	There are two known items that will come before the shareholders at the 2008 Annual Meeting:

• The election of eight directors to the Board of Directors, each to serve one-year terms; and

• The ratification of the appointment of Peterson Sullivan PLLC as our independent auditors.

It is possible that other business may come before the Annual Meeting, although we currently are not aware of any such matters.

Q:	What are the voting recommendations of our Board of Directors?

A:	Our Board recommends that you vote your shares “FOR” each of the named nominees to the Board and “FOR” the ratification of the appointment of Peterson Sullivan PLLC as our independent auditors. The Board also recommends that you authorize the proxy holders with discretion to vote “FOR” or “AGAINST” other matters that come before the Annual Meeting, as they deem advisable.

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

A:	As permitted by new rules adopted by the Securities and Exchange Commission (“SEC”), we are making this Proxy Statement and the Annual Report available on the Internet. On or about March 31, 2008, we mailed a Notice of Internet Availability of Proxy Materials, sometimes referred to as the “Notice,” to our shareholders of record and certain beneficial owners. We also then posted the Proxy Statement and Annual Report on the

Internet. The Notice contains instructions on how to access the Proxy Statement and Annual Report and to vote online.

Q:	Why did I receive a full set of proxy materials rather than the Notice?

A:	We are providing shareholders who have previously requested to receive paper copies of the proxy materials and our shareholders who are participants in the Cray 401(k) Savings Plan (the “401(k) Plan”) with paper copies of the proxy materials instead of a Notice.

Q:	Who may vote at the Annual Meeting?

A:	If you owned shares of our common stock at the close of business on March 17, 2008, the record date for the Annual Meeting, you are entitled to vote those shares. On the record date, there were 32,817,497 shares of our common stock outstanding, our only class of stock having general voting rights. You have one vote for each share of common stock you own.

Q:	What is the difference between holding shares as a shareholder of record or as a beneficial owner of shares held in street name?

A:	Shareholder of Record. If you have shares registered directly in your name with our stock transfer agent, BNY Mellon Shareowner Services, you are considered the shareholder of record with respect to those shares, and we sent the Notice or proxy materials directly to you.

Beneficial Owner of Shares Held in Street Name. If you have shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding the shares in your account is considered the shareholder of record for those shares for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares it holds in your account.

Q:	How can I vote?

A:	You may vote by using the Internet, by telephone, by returning an enclosed proxy card if one was sent to you, or by voting in person at the Annual Meeting.

Q:	How do I vote by Internet or by telephone?

A:	If You Are the Shareholder of Record:

If your shares are registered directly in your name, you may vote on the Internet or by telephone through services offered by Broadridge Financial Solutions, Inc. (“Broadridge”). If you have received a Notice of Internet Availability of Proxy Materials, then go to the website referred to on the Notice. If you have received a full set of proxy materials in the mail, go to the website or call the telephone number referred to on the proxy card. Please have the Notice or proxy card in hand when going online or calling, and follow the instructions on the form you are using.

You may vote by Internet or by telephone 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time/8:59 p.m. Pacific Daylight Time, on May 13, 2008, the day before the Annual Meeting.

If you requested printed copies of the proxy materials, you may also vote by completing and signing the enclosed proxy card and mailing it to us in the enclosed self-addressed envelope (postage-free in the United States).

If You Are the Beneficial Owner of Shares Registered in the Name of a Brokerage Firm, Bank or Other Organization:

A number of brokerage firms, banks and other organizations participate in a program for shares held in “street name” that offers Internet and telephone voting options. This program is different from the program for shares registered directly in the name of the shareholder. If your shares are held in an account at an organization participating in this program, you may vote those shares by using the website or calling the telephone number referenced on the instructions provided by that organization. Similarly, if you received printed copies of the proxy materials through your broker, bank or other nominee organization, you may vote by completing and signing the voting form and mailing it to that firm in the self-addressed envelope it provided.

Q:	May I change my vote or revoke my proxy?

A:	Yes. If you change your mind after you have voted by Internet or telephone or sent in your proxy card and wish to revote, you may do so by following these procedures:

• Vote again by Internet or by telephone;

• Send in another signed proxy card with a later date;

• Send a letter revoking your vote or proxy to our Corporate Secretary at our offices in Seattle, Washington; or

• Attend the Annual Meeting and vote in person.

We will tabulate the latest valid vote or instruction that we receive from you.

Q:	How do I vote if I hold shares in my Cray 401(k) Plan account?

A:	Shares of Cray stock held in the Cray 401(k) Plan are registered in the name of the Trustee of the 401(k) Plan, Fidelity Management Trust Company. Nevertheless, under the 401(k) Plan, participants may instruct the Trustee how to vote the shares of Cray common stock allocated to their accounts.

The shares allocated under the 401(k) Plan can be voted by submitting voting instructions by Internet, by telephone or by mailing in your proxy card. Voting of shares held in the 401(k) Plan must be completed by the close of business on Friday, May 9, 2008. These shares cannot be voted at the Annual Meeting and prior voting instructions cannot be revoked at the Annual Meeting. Otherwise, participants can vote these shares in the same manner as described above for shares held directly in the name of the shareholder.

The Trustee will cast votes for shares in the 401(k) Plan according to each participant’s instructions. If the Trustee does not receive instructions from a participant in time for the Annual Meeting, the Trustee will vote the participant’s allocated shares in the same manner and proportion as the shares with respect to which voting instructions were received.

Q:	How do I vote in person?

A:	If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your shares are held in the “street name” of your brokerage firm, bank or other organization, you must obtain a “legal proxy” from the organization that holds your shares. You should contact your account executive about obtaining a legal proxy.

Q:	What happens if I do not give specific voting instructions?

A:	Shareholders of Record. If you are a shareholder of record and you:

• Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

• If you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our

Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

Please provide voting instructions to the organizations that hold your shares by carefully following their instructions.

Q:	Which ballot measures are considered “routine” or “non-routine”?

We believe that both Proposal 1 (election of eight directors) and Proposal 2 (ratification of independent auditors) will be considered “routine” and thus brokers, banks and other organizations that hold your shares in street name will be able to cast votes on these proposals even if you do not provide them with voting instructions. In any event, a broker non-vote would have no effect on the outcome of Proposal 1 or Proposal 2, as discussed below, as only a plurality of votes cast is required to elect a director and a majority of the votes cast is required to ratify the appointment of the independent auditors.

Q:	How are abstentions treated?

A:	Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the shareholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore will have no effect on the outcome of any matter being voted on at the Annual Meeting.

Q:	What is the quorum requirement for the meeting?

A:	The quorum requirement for holding the meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

Q:	What vote is required to approve each proposal:

A.	Proposal 1: To Elect Eight Directors for One-Year Terms.

The eight nominees for director who receive the most votes will be elected. Accordingly, if you do not vote for a nominee, or you indicate “withhold authority to vote” for a nominee, your vote will not count either “for” or “against” the nominee.

Proposal 2: To Ratify the Appointment of Peterson Sullivan PLLC as the Company’s Independent Auditors.

To be approved, the number of votes cast in favor must exceed the number of votes cast against. If you do not vote, or if you abstain from voting, it has no effect on this proposal.

Q:	Who will count the vote?

A:	Representatives of Broadridge will serve as the Inspector of Elections and count the votes.

Q:	Is voting confidential?

A:	We keep all the proxies, ballots and voting tabulations private as a matter of practice. We let only our Inspector of Elections examine these documents. We will not disclose your vote to our management unless it is necessary to meet legal requirements. We will forward to management, however, any written comments that you make on the proxy card or elsewhere.

Q:	Who pays the costs of soliciting proxies for the Annual Meeting?

A:	We will pay all the costs of soliciting these proxies. In addition to soliciting proxies by distributing these proxy materials, our officers and employees may also solicit proxies by telephone, by fax, by mail, via the Internet or other electronic means of communication, or in person. No additional compensation will be paid to officers or employees for their assistance in soliciting proxies. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you. W. F. Doring & Co., Inc. may help solicit proxies for an approximate cost of $4,500 plus reasonable expenses.

Q:	Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any paper copies through the mail?

A:	Yes. If you wish to elect to view future proxy statements, annual reports and other documents only over the Internet, please visit the Broadridge Investor E-Connect web page, www.proxyvote.com, or the Cray web page at investors.cray.com and check on the link for Electronic Delivery Enrollment, and follow the instructions for obtaining your documents electronically, or telephone Broadridge at 1-800-579-1639. Please have the Notice in hand when accessing these sites or calling Broadridge. Your election to view these documents over the Internet will remain in effect until you revoke it. If you so elect, then next year you would receive an email with instructions containing links to those materials and to the proxy voting site. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Q:	How do I receive paper copies of the proxy materials, if I so wish?

A:	The Notice contains instructions about how to elect to obtain paper copies of the proxy materials. Your election will remain in effect until you revoke it. All shareholders who do not receive the Notice will receive a paper copy of the proxy materials by mail.

Q:	I receive multiple copies of the Notice and/or Proxy Materials. What does that mean, and can I reduce the number of copies that I receive?

A:	This generally means your shares are registered differently or are held in more than one account. Please provide voting instructions for all proxy cards and Notices that you receive.

If your shares are registered directly in your name, you may be receiving more than one copy of the proxy materials because our transfer agent has more than one account for you with slightly different versions of your name, such as different first names (“James” and “Jim,” for example) or with and without middle initials. If this is the case, you can contact our transfer agent and consolidate your accounts under one name. The contact information for our transfer agent is set out below in the next Q and A.

If you own shares through a brokerage firm, bank or other organization holding your shares in street name, we have implemented “Householding”, a process that reduces the number of copies of the annual meeting materials and other correspondence you receive from us. Householding is available for shareholders who share the same last name and address and hold shares in “street name,” where the shares are held through the same brokerage firm, bank or other nominee. Householding has saved us from sending over 7,160 additional copies this year compared to last year and over 30,000 copies compared to two years ago. If you hold your shares in street name and would like to start householding, or if you participate in householding and would like to receive a separate annual report or proxy statement, please call 1-800-542-1061 from a touch-tone phone and provide the name of your broker, bank or other nominee and your account number(s), or contact Kenneth W. Johnson, Corporate Secretary, at Cray Inc., 411 First Avenue South, Seattle, WA 98104-2860.

Unfortunately, householding is only possible for shares held through the same brokerage firm, bank or other nominee. Thus you cannot apply householding to reduce the number of sets of proxy materials you receive in the mail if you have accounts at different brokers, for example. In those circumstances, one way to reduce the number of sets of proxy materials you receive in the mail is to sign up to review the materials through the Internet. See “Can I view future proxy statements, annual reports and other documents over the Internet, and not receive any paper copies through the mail?” above.

We will deliver promptly upon written or oral request a separate copy of the Annual Meeting materials to a shareholder at a shared address to which a single copy of such materials had been delivered.

Q:	What if I have lost or cannot find my stock certificates, need to change my account name, have moved and need to change my mailing address, or have other questions about my Cray stock?

A:	You may contact our transfer agent, BNY Mellon Shareowner Services by calling: 800-522-7762 (for foreign investors, 201-680-6578), visit its website at: www.melloninvestor.com/isd, or write to: BNY Mellon Shareowner Services, Shareholder Relations, P.O. Box 3315, South Hackensack, NJ 07606.

Q:	How can I find the voting results of the Annual Meeting?

A:	We announce preliminary results at the Annual Meeting. We will publish final results in our quarterly report on Form 10-Q for the quarter ending June 30, 2008, that we will file with the SEC.

Q:	Whom should I call if I have any questions?

A:	If you have any questions about the Annual Meeting or voting, or your ownership of our common stock, please contact Kenneth W. Johnson, our Corporate Secretary, at (206) 701-2000. Mr. Johnson’s email address is ken@cray.com.

OUR COMMON STOCK OWNERSHIP

The following table shows, as of March 17, 2008, the number of shares of our common stock beneficially owned by the following persons: (a) all persons we know to be beneficial owners of at least 5% of our common stock, (b) our directors, (c) the executive officers named in the Summary Compensation Table on page 26, and (d) all current directors and executive officers as a group. As of March 17, 2008, there were 32,817,497 shares of our common stock outstanding.

		Options
	Common	Exercisable	Total
	Shares	Within	Beneficial
Name and Address*(1)	Owned	60 Days	Ownership	Percentage

5% Shareholders
Wells Fargo & Company(2)	5,521,938	—	5,521,938	16.83%
420 Montgomery Street
San Francisco, CA 94104
Royce & Associates, LLC(2)	2,079,484	—	2,079,484	6.34%
1414 Avenue of the Americas
New York, NY 10019
Massachusetts Financial Services Company(2)	1,891,942	—	1,891,942	5.77%
500 Boylston Street
Boston, MA 02116
The TCW Group, Inc., on behalf of the TCW Business Unit(2)	1,769,490	—	1,769,490	5.39%
865 South Figueroa Street
Los Angeles, CA 90017

Independent Directors
William C. Blake(3)	3,003	5,000	8,003	**
John B. Jones, Jr.(3)	14,814	12,083	26,897	**
Stephen C. Kiely(3)	29,248	32,250	61,498	**
Frank L. Lederman(3)	17,218	15,000	32,218	**
Sally G. Narodick(3)	16,901	12,500	29,401	**
Daniel C. Regis(3)	22,473	12,500	34,973	**
Stephen C. Richards(3)	23,757	12,500	36,257	**

Named Executives
Peter J. Ungaro(4)	164,068	421,048	585,116	1.76%
Brian C. Henry(4)	135,743	136,582	272,325	**
Margaret A. Williams(4)	93,172	86,583	179,755	**
Steven L. Scott(4)	23,464	135,409	158,873	**
Kenneth W. Johnson(4)(5)	47,072	113,847	160,919	**
All current directors and executive officers as a group (13 persons)(4)	640,933	995,302	1,636,235	4.84%

*	Unless otherwise indicated, all addresses are c/o Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

**	Less than 1%

(1)	This table is based upon information supplied by the named executive officers, directors and 5% shareholders, including filings with the SEC. Unless otherwise indicated in these notes and subject to community property laws where applicable, each of the listed shareholders has sole voting and investment power with respect to the shares shown as beneficially owned by such shareholder. The number of shares and percentage of beneficial ownership includes shares of common stock issuable pursuant to stock options held by the person or group in question, which may be exercised on March 17, 2008, or within 60 days thereafter.

(2)	The information under the column “Common Shares Owned” with respect to Wells Fargo & Company is based on a Schedule 13G filed with the SEC on January 23, 2008, regarding ownership as of December 31, 2007. In that Schedule 13G, Wells Fargo & Company, as parent company, reported beneficial ownership of 5,521,938 shares, with sole voting power over 5,475,671 shares, shared voting power over 750 shares, sole dispositive power over 5,520,437 shares and shared dispositive power over 1,500 shares, with one subsidiary, Wells Capital Management Incorporated, an investment adviser, reporting beneficial ownership of 5,417,017 shares with sole voting power over 1,464,815 shares, and sole dispositive power over 5,417,017 shares, and another subsidiary, Wells Fargo Funds Management, LLC, an investment adviser, reporting beneficial ownership of 4,010,856 shares, with sole voting power over 4,010,856 shares and sole dispositive power over 103,420 shares.

The information under the column “Common Shares Owned” with respect to Royce & Associates, LLC (“Royce”) is based on a Schedule 13G filed with the SEC on January 28, 2008, regarding beneficial ownership as of December 31, 2007. In that Schedule 13G, Royce reported sole voting power and sole dispositive power over 2,079,484 shares.

The information under the column “Common Shares Owned” with respect to Massachusetts Financial Services Company (“MFS”) is based on a Schedule 13G filed with the SEC on February 5, 2008, regarding beneficial ownership as of December 31, 2007. In that Schedule 13G, MFS reported sole voting power and sole dispositive power over 1,891,942 shares.

The information under the column “Common Shares Owned” with respect to The TCW Group, Inc. on behalf of the TCW Business Unit (“TCW”), is based on a Schedule 13G filed with the SEC on February 11, 2008, regarding beneficial ownership as of December 31, 2007. In that Schedule 13G, TCW reported shared voting power over 578,070 shares and shared dispositive power over 1,769,490 shares.

(3)	The number of shares of common stock shown for the indicated directors includes restricted shares which may first be sold or transferred on June 9, 2008 and May 21, 2009, respectively, and which are forfeitable in certain circumstances, as follows:

	Restricted	June 9,	May 21,
Director	Shares-Total	2008	2009

William C. Blake	2,753	1,377	1,376
John B. Jones, Jr.	10,113	6,432	3,681
Stephen C. Kiely	11,157	7,124	4,033
Frank L. Lederman	10,479	6,734	3,745
Sally G. Narodick	12,050	7,825	4,225
Daniel C. Regis	15,523	9,986	5,537
Stephen C. Richards	13,906	8,753	5,153

(4)	The number of shares of common stock shown for the indicated executive officers includes restricted shares which may first be sold on the dates indicated, and are forfeitable in certain circumstances, as follows:

	Restricted	November 16,	November 16,
Officer	Shares-Total	2008	2010

Peter J. Ungaro	63,150	31,575	31,575
Brian C. Henry	34,750	17,375	17,375
Margaret A. Williams	34,750	17,375	17,375
Steven L. Scott	22,100	11,050	11,050

Kenneth W. Johnson has 3,175 restricted shares that can be first sold or transferred on May 16, 2009. Other executive officers have 50,000 restricted shares, of which 25,000 shares can be first sold or transferred on March 1, 2010, and 25,000 shares can be first sold or transferred on March 1, 2012.

(5)	Mr. Johnson disclaims beneficial ownership of 25 shares owned by his wife.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that our directors, executive and other specified officers and greater-than-10% shareholders file reports with the SEC on their initial beneficial ownership of our common stock and any subsequent changes. They must also provide us with copies of the reports.

We are required to tell you in this Proxy Statement if we know about any failure to report as required. We reviewed copies of all reports furnished to us and obtained written representations that no other reports were required. Based on this, we believe that all of these reporting persons complied with their filing requirements for 2007.

THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and our principal external advisers (legal counsel and outside auditors), by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

Corporate Governance Principles

The goals of our Board of Directors are to build long-term value for our shareholders and to assure our vitality for our customers, employees and others that depend on us. Our Board has adopted and follows corporate governance practices that our Board and our senior management believe promote these purposes, are sound and represent best practices. To this end we have established the following:

•	A Code of Business Conduct that sets forth our ethical principles and applies to all of our directors, officers and employees;

•	Corporate Governance Guidelines that set forth our corporate governance principles;

•	A Related Person Transaction Policy that applies to all of our directors, officers and employees;

•	Charters for our Audit, Compensation, Corporate Governance and Strategic Technology Assessment Committees; and

•	A confidential, anonymous system for employees and others to report concerns about fraud, accounting matters, violations of our policies and other matters, with links on our external and internal websites.

Under our Corporate Governance Guidelines and the applicable Committee charters, each director has complete access to the management of the Company, and the Board and each Committee have the right to consult and retain independent legal counsel, accountants and other advisors at the expense of the Company. All of the foregoing documents are available on the Internet at our website at: www.cray.com under “Investors — Corporate

Governance.” We will post on this website any amendments to the Code of Business Conduct or waivers of the Code for directors and executive officers.

We periodically review our governance practices against requirements of the SEC, the listing standards of the Nasdaq Global Market System (“Nasdaq”), the laws of the State of Washington and practices suggested by recognized corporate governance authorities.

Independence

Currently our Board has eight members. The Board has determined that all our directors, except for Mr. Ungaro, our Chief Executive Officer and President, meet the Nasdaq and SEC standards for independence and that all members of the Audit Committee meet the heightened independence standards required for audit committee members under Nasdaq and SEC standards. Only independent directors may serve on our Audit, Compensation and Corporate Governance Committees.

As set forth in our Corporate Governance Guidelines, the Board believes that at least two-thirds of the Board should consist of independent directors and that, absent compelling circumstances, the Board should not contain more than two members from our management. Currently, seven of eight directors are considered independent and one member of management, Mr. Ungaro, our Chief Executive Officer and President, is on the Board.

In determining the independence of our directors, the Board affirmatively decides whether a non-management director has a relationship that would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of being a director. In coming to that decision, the Board is informed of the Nasdaq and SEC rules that disqualify a person from being considered as independent, considers the responses to an annual questionnaire from each director and reviews the applicable standards with each Board member.

In making decisions about independence, the Board reviewed the transaction reported under “Transactions With Related Persons” and the factors described in that section and determined that the transaction there described does not affect the independence of Mr. Blake as the transaction has not interfered and would not interfere with his exercise of independent judgment in carrying out his responsibilities as a Director; in coming to this conclusion the Board considered that the transaction is of limited size, has commercially reasonable terms, and does not involve continued Board involvement; Mr. Blake was not involved in our approval of the transaction; and the transaction does not disqualify Mr. Blake from being considered as independent under Nasdaq’s disqualification rules regarding director independence.

Meetings and Attendance

The Board met 6 times and the Board’s standing committees held a total of 29 meetings during 2007. Each director attended all of the meetings of the Board and relevant standing committees on which such director served and so the attendance in 2007 for all directors at Board and standing committee meetings was 100%.

The non-management directors meet in executive session of the Board on a regular basis, generally at each scheduled Board meeting. In addition, the Board committees meet periodically without members of Company management present.

The Committees of the Board

The Board has established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Strategic Technology Assessment Committee as standing committees of the Board. None of the directors who serve as members of these committees is, or has ever been, one of our employees.

Audit Committee.  The current members of the Audit Committee are: Daniel C. Regis (Chair), Sally G. Narodick and Stephen C. Richards. The Audit Committee and the Board have determined that each member of the Audit Committee is “independent,” as that term is defined in SEC and Nasdaq rules and regulations, and that Mr. Regis is an “audit committee financial expert,” as that term is defined in SEC regulations. The Audit Committee had 14 meetings during 2007. As noted above, the Committee’s charter is available at: www.cray.com under

“Investors — Corporate Governance.” The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of:

•	the quality and integrity of our accounting and financial reporting processes and the audits of our financial statements,

•	the qualifications and independence of the independent registered public accounting firm engaged to issue an audit report on our financial statements,

•	the performance of our systems of internal controls, disclosure controls and internal audit functions,

•	the review and approval or ratification of “related person transactions” under our Related Person Transaction Policy, and

•	our procedures for legal and regulatory compliance, risk assessment and business conduct standards.

The Audit Committee reviews all reports submitted on our anonymous, confidential reporting system and is directly and solely responsible for appointing, determining the compensation payable to, overseeing, terminating and replacing any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. See “Discussion Of Proposals Recommended By The Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan PLLC as the Company’s Independent Auditors — Audit Committee Pre-Approval Policy” below.

The report of the Audit Committee regarding its review of the financial statements and other matters is set forth below beginning on page 37.

Compensation Committee.  The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. In addition, until his death in early February 2007, Kenneth W. Kennedy, Jr. served on the Compensation Committee. The Compensation Committee and the Board have determined that each member who currently is on and who served in 2007 on the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held 6 meetings in 2007. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.”  The Compensation Committee assists the Board of Directors in fulfilling its responsibilities for the oversight of:

•	our compensation policies, plans and benefit programs,

•	the compensation of the Chief Executive Officer and other senior officers, and

•	the administration of our equity compensation plans and our 401(k) Plan.

See “Compensation of the Executive Officers — Compensation Discussion and Analysis” for further information regarding the Compensation Committee and its actions with respect to senior officer compensation. The Compensation Committee’s Report on the Compensation Discussion and Analysis is set forth below on page 25.

Corporate Governance Committee.  The current members of the Corporate Governance Committee are: Stephen C. Kiely (Chair), Frank L. Lederman and Daniel C. Regis. The Corporate Governance Committee and the Board have determined that each member of the Corporate Governance Committee is “independent,” as that term is defined in Nasdaq rules and regulations. The Corporate Governance Committee held 6 meetings in 2007. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Corporate Governance Committee has the responsibility to:

•	develop and recommend to the Board a set of corporate governance principles,

•	recommend qualified individuals to the Board for nomination as directors,

•	review the compensation of Board members and recommend to the full Board changes to Board compensation as appropriate to attract and retain qualified directors,

•	lead the Board in its annual review of the Board’s performance, and

•	recommend directors to the Board for appointment to Board committees.

See the section below entitled “Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals” regarding the Committee’s processes for evaluating potential Board members and how shareholders can nominate director candidates, propose matters to come before the shareholders and communicate with the Board.

Strategic Technology Assessment Committee.  The current members of the Strategic Technology Assessment Committee are William C. Blake (Chair), Frank L. Lederman and John B. Jones, Jr. The Strategic Technology Assessment Committee and the Board have determined that each member of the Strategic Technology Assessment Committee is “independent,” as that term is defined in Nasdaq rules and regulations, although such independence is not a requirement for membership on this Committee. The Strategic Technology Assessment Committee held 3 meetings in 2007. As noted above, the Committee’s charter is available at: www.cray.com under “Investors — Corporate Governance.” The Strategic Technology Assessment Committee has the responsibility:

•	to assist the Board in its oversight of our technology development, including our product development roadmap, and

•	to assess whether our research and development investments are sufficient and appropriate to support the competitiveness of our offerings in the marketplace.

From time to time, the Board establishes other committees on an ad-hoc basis to assist in its oversight responsibilities.

Chairman of the Board

Mr. Kiely has served as Chairman of the Board, a non-executive position, since August 2005. As Chairman, Mr. Kiely consults with Mr. Ungaro, as Chief Executive Officer, regarding agenda items for Board meetings; chairs executive sessions of the Board’s independent directors; communicates concerns of the independent directors to the Chief Executive Officer; and performs such other duties as the Board deems appropriate.

Director Attendance at Annual Meetings

We encourage but do not require our directors to attend the Annual Meeting of Shareholders. We usually schedule a regular Board meeting on the morning before the Annual Meeting. In 2007, all eight of our directors attended the 2007 Annual Meeting.

Shareholder Communications, Director Candidate Recommendations and Nominations and Other Shareholder Proposals

Communications.  The Corporate Governance Committee has established a procedure for our shareholders to communicate with the Board. Communications should be in writing, addressed to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, and marked to the attention of the Board or any of its individual committees or the Chairman of the Board. Copies of all communications so addressed will be promptly forwarded to the chairman of the committee involved, in the case of the communications addressed to the Board as a whole, to the Corporate Governance Committee or, if addressed to the Chairman, to the Chairman of the Board.

Director Candidates.  The criteria for Board membership as adopted by the Board include a person’s integrity, knowledge, judgment, skills, expertise, collegiality, diversity of experience and other time commitments (including positions on other company boards) in the context of the then-current composition of the Board. The Corporate Governance Committee is responsible for assessing the appropriate balance of skills brought to the Board by its members, and ensuring that an appropriate mix of specialized knowledge (e.g., financial, industry or technology) is represented on the Board.

Once the Corporate Governance Committee has identified a potential director nominee, the Committee in consultation with the Chief Executive Officer evaluates the prospective nominee against the specific criteria that the

Board has established and as set forth in our Corporate Governance Guidelines. If the Corporate Governance Committee determines to proceed with further consideration, then members of the Corporate Governance Committee, the Chief Executive Officer and other members of the Board, as appropriate, interview the prospective nominee. After completing this evaluation and interview, the Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to elect the new director.

The Corporate Governance Committee will consider candidates for director recommended by shareholders and will evaluate those candidates using the criteria set forth above. Shareholders should accompany their recommendations with a sufficiently detailed description of the candidate’s background and qualifications to allow the Corporate Governance Committee to evaluate the candidate in light of the criteria described above, a document signed by the candidate indicating his or her willingness to serve if elected and evidence of the nominating shareholder’s ownership of our common stock. Such recommendation and documents should be submitted in writing to: Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860, marked to the attention of the Corporate Governance Committee.

Director Nominations by Shareholders.  Our Bylaws permit shareholders to nominate directors at a shareholders’ meeting. In order to nominate a director at a shareholders’ meeting, a shareholder making a nomination must notify us not fewer than 60 nor more than 90 days in advance of the meeting or, if later, by the 10th business day following the first public announcement of the meeting. In addition, the proposal must contain the information required in our Bylaws for director nominations, including:

•	the nominating shareholder’s name and address,

•	a representation that the nominating shareholder is entitled to vote at such meeting,

•	the number of shares of our common stock which the nominating shareholder owns and when the nominating shareholder acquired them,

•	a representation that the nominating shareholder intends to appear at the meeting, in person or by proxy,

•	the nominee’s name, age, address and principal occupation or employment,

•	all information concerning the nominee that must be disclosed about nominees in proxy solicitations under the SEC proxy rules, and

•	the nominee’s executed consent to serve as a director if so elected.

The Chairman of the Board, in his discretion, may determine that a proposed nomination was not made in accordance with the required procedures and, if so, disregard the nomination.

Shareholder Proposals.

2008 Annual Meeting.  In order for a shareholder proposal to be raised from the floor during the 2008 Annual Meeting, written notice of the proposal must be received by us not less than 60 nor more than 90 days prior to the meeting or, if later, by the 10th business day following the first public announcement of the meeting. The proposal must also contain the information required in our Bylaws for shareholder proposals, including:

•	a brief description of the business the shareholder wishes to bring before the meeting, the reasons for conducting such business and the language of the proposal,

•	the shareholder’s name and address,

•	the number of shares of our common stock which the shareholder owns and when the shareholder acquired them,

•	a representation that the shareholder intends to appear at the meeting, in person or by proxy, and

•	any material interest the shareholder has in the business to be brought before the meeting.

The Chairman of the Board, if the facts so warrant, may direct that any business was not properly brought before the meeting in accordance with our Bylaws.

2009 Proxy Statement.  In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2009 Annual Meeting, we must receive the written proposal no later than December 2, 2008. Such proposals also must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

If you wish to obtain a free copy of our Articles, Bylaws or any of our corporate governance documents, please contact Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860. These documents also are available on our website: www.cray.com under “Investors — Corporate Governance.”

Compensation of Directors

In setting director compensation in order to attract and retain highly qualified individuals to serve on our Board, the Corporate Governance Committee considers the significant amount of time that directors expend in fulfilling their duties, the skill level required of members of the Board, and a general understanding of director compensation at companies of similar size and complexity. Directors who are employed by us receive no compensation for their service on the Board. As described more fully below, director compensation is in the form of cash and, in order to align further the longer-term interests of the individual directors and shareholders, equity, with the grant of a vested stock option with a ten-year term upon first joining the Board and annual grants of restricted stock vesting generally over two years.

The Corporate Governance Committee reviews director compensation annually but has made no changes to director compensation since 2006 except to increase the compensation of the chair of the Compensation Committee to $6,000 annually, the same as the chair of the Audit Committee, effective for the fourth quarter of 2007, given the increased duties and responsibilities of that role. In reaching decisions about director compensation, the Corporate Governance Committee has used publicly available professional compensation surveys, proxy data and the individual experience of the Committee members. To date the Committee has decided not to engage a compensation consultant with respect to director compensation.

Cash Compensation

Each non-employee director receives an annual retainer of $10,000, paid quarterly in advance, and a fee of $2,500 for each meeting of the Board attended in person or $1,500 if attended telephonically. We pay an annual fee, paid quarterly in advance, to the Chairman of the Board ($4,000), and the chairs of the Audit ($6,000), Compensation ($6,000), the Corporate Governance ($2,000) and the Strategic Technology Assessment ($2,000) committees, and each director receives a fee of $2,000 for each committee meeting attended, whether in person or telephonically. When the Board creates committees other than the standing committees identified above, the Board determines whether to extend the same committee fee structure to the members of such committees. We reimburse all expenses related to participation in meetings of the shareholders, Board and committees.

Equity Compensation

Stock Options.  Each non-employee director, upon his or her first election to the Board, is granted an option for 5,000 shares, vesting immediately, with an exercise price equal to the fair market value of our common stock on the date of such first election.

Restricted Stock Awards.  We currently grant to each continuing non-employee director elected by the shareholders restricted shares of common stock with a value equal to that director’s fees earned in the previous fiscal year. The per share value of shares granted is determined by using the fair market value of our common stock on the date of such election. One-half of the shares are restricted against sale or transfer for a period of approximately one year from date of grant; the balance is restricted against sale or transfer for a period of approximately two years from the date of grant. The non-employee directors may vote and receive dividends on the restricted shares while the restrictions remain in place; we have not granted any dividends on our common stock and have no plans to do so. The restricted shares vest in full if a non-employee director can no longer serve due to death or Disability or if, following a Change of Control, the non-employee director is removed from the Board or is not nominated to continue to serve as a Director. The restricted shares are forfeited if, while unvested, a non-employee director resigns or retires from the Board (other than with the express approval of the Corporate Governance Committee), is asked to leave the Board by the Corporate Governance Committee for Cause or is not nominated by the Board to continue as a director other than following a Change of Control.

For purposes of the director restricted stock agreements, the following definitions apply:

“Cause” means a good faith determination by the Board of Directors that a director has willfully failed or refused in a material respect to follow reasonable policies or directives established by the Board of Directors, including the Corporate Governance Guidelines, or willfully failed to attend to material duties or obligations of the director’s office (other than any such failure resulting from his incapacity due to physical or mental illness), which the director has failed to correct within a reasonable period following written notice to the director; or there has been an act by the director involving wrongful misconduct which has a demonstrably adverse impact on or material damage to us or our subsidiaries, or which constitutes a misappropriation of our assets; or the director has engaged in an unauthorized disclosure of our confidential information; or the director has materially breached his or her obligations under the agreement or in another agreement with us.

“Change of Control” means and includes each and all of the following: our shareholders approve a merger or consolidation of us with any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership), or our shareholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity as “beneficial owner,” directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; a majority of the Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Disability” means that, at the time a director’s employment is terminated, the director has been unable to perform the duties of the director’s position for a period of six consecutive months as a result of the director’s incapability due to physical or mental illness.

Ownership Guidelines.  The Board has established stock ownership guidelines pursuant to which, no later than two years after receiving restricted shares, non-employee directors should hold shares of common stock with a value, based on value at acquisition, at least equal to one-year’s Board retainer and Board attendance fees.

Director Compensation for 2007

The following table sets forth information regarding compensation earned by our non-employee directors for the year ended December 31, 2007, even if paid in 2008. Mr. Ungaro is not included in this table as he is an employee and he receives no compensation for his service as a director. His compensation as an employee is shown in the Summary Compensation Table on page 26.

		Board and
		Committee	Meeting	Total Cash	Stock
Name	Annual Retainer	Chair Fees	Fees	Fees Earned	Awards(1)	Total(2)

William C. Blake	$10,000	$1,500	$22,000	$33,500	$6,750	$40,250
John B. Jones, Jr.	$10,000	—	$33,000	$43,000	$36,976	$79,976
Kenneth W. Kennedy, Jr.(3)	$2,500	—	—	$2,500	$25,837	$28,337
Stephen C. Kiely	$10,000	$6,000	$36,000	$52,000	$41,042	$93,042
Frank L. Lederman	$10,000	$3,000	$43,000	$56,000	$38,928	$94,928
Sally G. Narodick	$10,000	—	$39,000	$49,000	$45,489	$94,489
Daniel C. Regis	$10,000	$6,000	$51,500	$67,500	$57,763	$125,263
Stephen C. Richards	$10,000	—	$51,000	$61,000	$50,039	$111,039

(1)	The amounts shown do not reflect an amount paid to or earned or realized by any director but rather reflect the expense recorded on our 2007 financial statements with respect to all outstanding restricted stock awards held by each director, disregarding any adjustments for estimated forfeitures; see Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for a description of the valuation of these restricted stock awards under Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123R”). The amount any director realizes from these restricted stock awards, if any, will depend on the future market value of our common stock when these shares are sold, and there is no assurance that any director will realize amounts at or near the values shown. For further information regarding equity awards to non-employee directors, see “Additional Information About Non-Employee Director Equity Awards” below.

(2)	The amounts shown reflect the sum of the amounts shown in the columns for total cash fees earned and stock awards, as required by SEC rules and regulations. Because these sums combine cash payments earned by and made to the directors and amounts not earned by the directors but rather amounts recorded by us on our 2007 financial statements as an expense for restricted stock awards to the directors, the actual total amount earned in 2007 by a director depends on future events and, for the reasons described in footnote (1) above, there is no assurance that any director will realize a total sum at or near the values shown in this column.

(3)	Dr. Kennedy died on February 7, 2007, and did not attend any Board or Committee meetings in 2007. On that date, all his restricted shares vested in full.

Additional Information About Non-Employee Director Equity Awards

The following table provides additional information about non-employee director equity awards, including the stock awards made to non-employee directors during 2007, the grant date fair value of each of those awards, and the number of stock options and shares of restricted stock held by each non-employee director on December 31, 2007:

			Stock	Restricted Stock
	Restricted		Options Outstanding	Awards Outstanding
	Shares Granted in	Grant Date	December 31,	December 31,
Name	2007(1)	Fair Value(2)	2007(3)	2007(4)

William C. Blake	2,753	$21,503	5,000	2,753
John B. Jones, Jr.	7,362	$57,503	12,083	10,113
Stephen C. Kiely	8,066	$63,002	32,250	11,157
Frank L. Lederman	7,490	$58,503	15,000	10,479
Sally G. Narodick	8,450	$66,001	12,500	12,050
Daniel C. Regis	11,074	$86,497	12,500	15,523
Stephen C. Richards	10,306	$80,498	12,500	13,906

(1)	Pursuant to the policy described under “Equity Compensation - Restricted Stock Awards” above, on May 16, 2007, we granted to each non-employee director the indicated number of shares of restricted stock, half of which first may be sold or transferred on June 9, 2008, and half of which first may be sold or transferred on May 21, 2009.

(2)	Amounts in this column represent the fair value of the restricted stock awards granted on May 16, 2007, pursuant to FAS 123R, calculated by multiplying the fair market value of our common stock on the date of grant by the number of shares awarded. For the reasons described in note (1) to the table titled “Director Compensation for 2007” above, there is no assurance that any director will realize a total sum at or near the values shown in this column.

(3)	All stock options shown are fully vested. Except for the options granted to Mr. Blake when he joined the Board in June 2006, all options shown were granted to directors prior to 2006 when our equity compensation for directors was through grants of stock options rather than grants of restricted stock.

(4)	A portion of the restricted shares may be first sold or transferred on June 9, 2008, and the balance on May 21, 2009 (see note 3 to the table titled “Our Common Stock Ownership” above).

Each of these non-employee directors has been nominated for election to a one-year term at the Annual Meeting of Shareholders to be held on May 14, 2008. If these individuals are elected for another year, then each will receive additional shares of common stock that will vest 50% one year after grant and the remaining 50% two years after grant, as discussed under “Equity Compensation — Restricted Stock Awards” above. The number of such shares issued will be determined by dividing the total amount of cash fees earned for 2007 set forth in the above table entitled “Director Compensation for 2007” by the fair market value of our common stock on the date of the 2008 Annual Meeting. See “Discussion of Proposals Recommended by the Board — Proposal 1: To Elect Eight Directors For One-Year Terms” below.

COMPENSATION OF THE EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The following discussion describes the material elements of compensation for our senior officers, including the executive officers identified in the “Summary Compensation Table” below (the “Named Executive Officers”).

Philosophy and Objectives

Our compensation philosophy for all employees, including our senior officers, is to provide policies, plans and programs designed to attract, retain and motivate the best personnel at all levels to allow us to achieve our goals and to enhance our competitive posture. We seek to foster an environment that rewards high performance and that aligns the interests of our employees to the long-term interests of our shareholders. Pursuant to this overall approach, our compensation program has the following objectives:

•	To attract and retain a highly-skilled work force — in all markets we face competition for new and our current employees from many sources, often including technology companies with far greater resources.

•	To foster a high performance culture — our compensation is based on the level of job responsibility, individual performance and Company performance. As employees assume greater levels of responsibility, an increasing proportion of their compensation is linked to performance and shareholder return.

•	To align the interests of our employees with the long-term interests of our shareholders — we use grants of stock options and restricted stock with longer-term vesting periods.

•	To provide stability — we have provided retention incentives for employees and officers where we believe appropriate.

Summary of Compensation Decisions in 2007

For the reasons described in more detail below, there were no increases in base salary in 2007 over 2006 for our Named Executive Officers, no amounts were paid under our annual cash incentive plan for 2007 to our Named Executive Officers and no equity grants were made during 2007 to any of the Named Executive Officers.

The Executive Compensation Process

Role and Authority of the Compensation Committee

The current members of the Compensation Committee are: Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards. The Compensation Committee and the Board have determined that each member who currently is on and who served in 2007 on the Compensation Committee is “independent,” as that term is defined in Nasdaq rules and regulations, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Compensation Committee assists our Board of Directors in fulfilling its responsibilities for the oversight of our compensation policies, plans and benefit programs, the compensation of our Chief Executive Officer and other senior officers, and the administration of our equity compensation plans and our 401(k) plan. The Compensation Committee has the authority to determine the annual compensation for our senior officers, other than for the Chief Executive Officer. In determining compensation levels, after reviewing our corporate goals, business plan and objectives for the year, the Committee determines base salary, the level of target awards under our annual cash incentive plan, including the balanced scorecard goals and objectives, and the number and form of equity grants to be awarded under our long-term equity incentive plans for our senior officers during that year. The Compensation Committee evaluates the performance of and recommends the compensation of our Chief Executive Officer to the full Board. In practice, our full Board reviews and approves the compensation of all of our senior officers in executive sessions of non-employee directors.

Role of the Chief Executive Officer and Management

The Compensation Committee, which met in person or by telephone 8 times in 2006 and 6 times in 2007, confers regularly with Mr. Ungaro, our Chief Executive Officer, and other senior officers and members of our Human Relations department regarding the structure and effectiveness of our compensation plans and proposals for changes to our compensation programs. As members of our Board, Committee members obtain information regarding our strategic objectives, goals, operational and financial results, our annual financial plan and the outlook regarding our future performance. The Committee meets at least annually in executive session with Mr. Ungaro to review his evaluation of the performance of other senior officers and his recommendations for the compensation of the other senior officers, including the other Named Executive Officers. These proposals cover base salary, the general structure of the annual cash incentive plan, including target awards and performance goals and objectives for each senior officer, and the level and structure of equity grants. When requested by the Committee, Mr. Ungaro offers suggestions regarding his compensation.

Benchmarking and Other Factors

For 2007 and prior periods, the Committee has established compensation levels for senior officers based on the reasonableness of their compensation in light of our compensation objectives, our operational and financial performance and general compensation market competitiveness, and not by benchmarking to a specified level of compensation at other companies. To obtain marketplace information concerning the general competitiveness of our compensation programs, the Compensation Committee used publicly available professional compensation surveys, particularly the most recent Radford Executive Compensation Survey, proxy data, labor market studies and the individual experience of the Committee members to make informed decisions regarding our overall compensation and benefit practices; for 2007 and prior compensation decisions we did not use a peer group of public companies. The Committee also considered internal and external relative parity among senior management, and competitive information obtained in connection with new hires and, when possible, from departing employees. In 2005, our senior executive team was significantly restructured, primarily with new executives joining us from other companies, and the compensation information gained in each negotiated hire provided the Committee and our management with significant market compensation information.

Role of Compensation Consultants

In August 2007, the Compensation Committee retained the compensation firm of Watson Wyatt Worldwide to conduct a competitive review of our compensation programs for senior officers and to prepare a draft total compensation philosophy. The decision to retain a compensation consultant was in part in recognition that the market information obtained in connection with the 2005 new hires was aging, and that the Committee could use an independent broad view of current compensation levels, practices and programs, especially in the technology industry. Watson Wyatt completed its review in November 2007. Given its timing, this review did not affect 2007 compensation but will be used by the Committee as a basis for its decisions regarding 2008 compensation for senior officers, including the Named Executive Officers. Watson Wyatt reports directly to the Compensation Committee, and was not previously retained by our management and has not since performed any tasks for our management. If our management wishes to retain Watson Wyatt for any services, these services must receive the prior approval of the Chair of the Compensation Committee.

Compensation Program Components and Purposes

We believe the components of our compensation program provide an appropriate mix of fixed and variable pay, balance shorter-term operational performance with long-term increases in shareholder value, reinforce a high performance culture and encourage recruitment and retention of our employees and officers. We review our compensation program periodically and make adjustments as needed or appropriate in order to meet our objectives.

Our compensation program for all of our employees, including our senior officers, has the following principal components and purposes:

•	Base salary, which is fixed annual cash compensation reviewed annually for increases, with the purpose of providing base compensation that will meet the objectives of attracting and retaining the work force that we need to accomplish our goals.

•	An annual cash incentive plan, which provides performance-based cash incentives based on individual and Company performance against specific targets, with the purpose of motivating and rewarding achievement of our critical strategic and financial goals, thus fostering a high performance culture.

•	Long-term equity awards, through the grant of stock options and restricted stock grants usually vesting over four years, with the purpose of aligning the interest of recipients with our shareholders, motivating and rewarding recipients to increase shareholder value over the long-term and providing a retention incentive.

•	A qualified employee stock purchase plan, pursuant to which all employees are able to purchase shares of our common stock, with the purpose of providing a convenient means by which employees may purchase shares of our common stock and a method by which we can assist and encourage employees to become shareholders.

•	Retirement savings through a qualified 401(k) savings plan, pursuant to which all U.S. employees can choose to defer compensation for retirement and to which we make a matching contribution, with the purpose of encouraging employees to save for their retirement, with account balances affected by contributions and investment decisions made by the participant.

•	Health and welfare benefits, a fixed component with the same benefits (medical, dental, vision, disability insurance and life insurance) available for all full-time U.S. employees, with the purpose of providing benefits to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package.

•	Retention, severance and change of control agreements and plans pursuant to which we provide additional payments and benefits to certain officers, with the purpose of facilitating our ability to attract and retain officers in a competitive marketplace for talent and, with the change of control provisions, to encourage officers to remain focused on our business in the event of rumored or actual fundamental corporate changes.

The foregoing generally describes our compensation program for all employees in the United States. Subject to local laws and practices, we attempt to provide the same or substantially equivalent programs and benefits to our employees located in other countries.

We provide no deferred compensation or special retirement or pension plans or perquisites for our senior officers, including our Named Executive Officers, not available to our employees generally.

Analysis of 2007 Compensation Determinations

Given our recent operational and financial performance and in light of other factors described below, the Compensation Committee, with respect to the 2007 compensation of the Named Executive Officers, did not make any changes to their base salary or the target awards under our annual cash incentive compensation plan from 2006 levels and did not make any new equity grants in 2007. As a result, the Named Executive Officers continued to have a high percentage of their possible total compensation at risk pursuant to our cash and equity incentive compensation plans.

Base Salary

In making individual base salary decisions for our officers, the Committee considers each officer’s duties, the contribution the officer has made to our overall performance, the officer’s potential performance and contribution and retirement plans, compilations of salary and other compensation elements, internal comparisons of salary levels among officers, the extent and frequency of prior salary adjustments, market compensation practices, our financial and operational performance and our overall financial status and prospects. The Committee does not objectively determine individual base salary amounts by targeting to a specific level of salaries at other companies either directly or through survey data. In order to retain employees in the face of competitive pressure from other technology companies, we have had to increase base salaries generally, even in the light of financial losses during the last four years. The level of base salary generally increases with the level of the officer’s responsibility, within broad ranges depending on each officer’s experience and performance. We have a relatively flat salary structure for our senior officers, with the significant differences in total compensation among the senior officers being reflected in incentive awards and, for 2006 and 2007, the retention agreements with Mr. Ungaro, Mr. Henry and Ms. Williams discussed below. This approach helps us manage our fixed costs and yet provide the potential for higher compensation levels based on performance-dependent short-term and longer-term incentives.

In 2005, our senior executive team was significantly restructured, including promoting Peter J. Ungaro first to President and later to Chief Executive Officer, and adding Margaret A. Williams, Brian C. Henry, Steven L. Scott and Jan C. Silverman to key executive officer positions. While each hire was negotiated separately, principal consideration was given to providing competitive compensation in order to attract the individual to come and to remain with us while attempting to stay within our general compensation structure.

The Compensation Committee did not increase the base salary levels for any Named Executive Officer from his or her 2005 level in either 2006 or 2007, due to our recent operational and financial performance, and in order to continue to have a high percentage of each Named Executive Officer’s total compensation at risk pursuant to our cash and equity incentive compensation plans.

Annual Cash Incentive Compensation Plan

Our annual cash incentive plan is an important element of the compensation program for our officers and senior managers, including the Named Executive Officers. This plan provides performance-based cash incentives based on Company and individual performance against specific targets, with the purpose of motivating and rewarding achievement of our critical strategic and financial goals.

Potential 2007 Incentive Payments.  For 2007, as in earlier years, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the participant’s base salary. This percentage varied in proportion to the level of the individual officer’s responsibility with us. The Committee did not change the target awards from those assigned in the 2006 plan although, as discussed below, certain elements of the 2007 incentive plan were modified from the 2006 plan. Mr. Ungaro’s target award continued to be substantially higher than the other senior officers given his responsibility for our overall operations, his favorable annual evaluations in difficult circumstances, his relatively low base salary compared to the general market for chief executive officer compensation and to provide a total compensation target more in line with other chief executive officers.

The target awards were payable only if specified performance objectives and results were achieved. The following table shows the 2007 target award amount for each Named Executive Officer under our annual cash incentive plan:

		Target Award As
Executive	Title	% of Base Salary

Peter J. Ungaro	Chief Executive Officer and President	150%
Brian C. Henry	Chief Financial Officer and Executive Vice President	60%
Margaret A. Williams	Senior Vice President responsible for Research and Development	60%
Steven L. Scott	Chief Technology Officer and Senior Vice President	50%
Kenneth W. Johnson	General Counsel, Senior Vice President, and Corporate Secretary	50%

The Committee set as a pre-condition to any payments under the 2007 annual cash incentive plan that we report positive net income on our audited financial statements for 2007, which is an after-award calculation as any payments would be treated as expenses on our income statement. The Committee believed that a positive return to the shareholders through reported earnings was important before the senior officers, including the Named Executive Officers, received any incentive compensation. In 2006, the Committee had set as a condition a certain minimum level of operating loss, which we had achieved. Given our projected improved outlook for 2007, the Committee believed that positive net income in 2007 was an achievable goal.

The threshold for incentive awards was 50% of the target award, an increase from 25% in 2006 in order to have a higher level of performance before payment of incentive awards, and ranged to 75% of the target award for meeting a Board approved plan, to 100% for meeting targets established above plan, and to a maximum of 150% of the target award for meeting specified stretch goals. Any payout over 100% of the target award required a specified level of product bookings, in order to emphasize the need for revenue over a term longer than the year. The Chief Executive Officer, subject to final approval by the Compensation Committee, retained the right to adjust the formula incentive award (from 0% to 125%) for each officer, based on his judgment as to the officer’s performance. The Board, in executive session, approves the final incentive award for the Chief Executive Officer and in practice approves the final incentive awards to the other senior officers, including the other Named Executive Officers. See the “Grants of Plan-Based Awards” table below.

In setting performance goals for the 2007 incentive plan, the Committee utilized a balanced scorecard approach, with different performance goals weighted differently for each senior officer, depending on their areas of responsibility and factors on which they have the most influence. For most senior officers, the principal financial targets included:

•	product bookings (defined as firm contracts for new product sales expected to be recognized as revenue prior to December 31, 2008) — bookings emphasize the need for revenue over a term longer than a year;

•	gross margin dollars — our gross margins in recent years, although improving, have not been as desired and we have targeted improved gross margins as a driver to profitability; and

•	pre-award operating income — to reward both controlling expenses and increasing gross margin contributions.

Senior officers responsible for technical areas had similar financial goals and specific product development and marketing goals for the year, weighted as appropriate for their respective areas of responsibility.

In addition, Mr. Ungaro, Mr. Henry and Ms. Williams were eligible to receive additional cash payments of $250,000, $75,000 and $75,000, respectively, on the condition that, in addition to reporting positive net income, pre-award results from operations in 2007 exceeded a pre-determined above-plan level. These potential payments were in recognition of their lower cash compensation in 2007 under their individual retention agreements, discussed below, although structured on an incentive basis tied to both gross margin contribution and expense controls.

Actual 2007 Incentive Payments.  We made no cash incentive payments under the 2007 plan to any senior officer, including the Named Executive Officers, because we were not profitable for the year and we reported a net loss on our financial statements. See the “Summary Compensation Table” below.

Degree of Difficulty.  We believe that the Committee and the Board in general have set performance targets for our annual cash incentive plans that are achievable but require significant effort to be met, with annual incentive awards at target being at substantial risk and incentive awards above target being very difficult to realize. We paid no cash incentive awards for 2001, 2004, 2005 or 2007, paid at-target awards for 2006 and paid above-target awards for 2002 and 2003.

Retention Agreements.  On December 20, 2005, our Board of Directors approved retention agreements with each of Mr. Ungaro, Mr. Henry, and Ms. Williams. At that time we had suffered significant operating losses, experienced product development delays, announced material weaknesses in our internal controls over financial reporting and faced significant losses in investor confidence. These agreements reflected the Board’s conclusion that senior management stability in these circumstances was of paramount importance and its concern that these individuals were well known and highly sought, that they each had contributed significantly to us and that the loss of any of them during the period covered by the retention agreements could materially adversely affect us. The agreements provided that if the officer remained employed by us on December 31, 2006, and December 31, 2007, he or she would receive a specified cash retention payment equal to, for 2006, the sum of the officer’s base pay in 2006 and cash incentive plan award at target and, for 2007, 50% of the sum of the officer’s base pay in 2007 and cash incentive plan award at target. These agreements expired at the end of 2007 and were not renewed. As noted above, the potential additional incentive-based cash payments to Mr. Ungaro, Mr. Henry and Ms. Williams for 2007 were in recognition of their lower cash payments under their retention agreements in 2007. See the “Summary Compensation Table” below.

Long-Term Equity Awards

We grant stock options and restricted stock for certain new hire situations, principally for senior engineer and officer positions and, on an annual basis, as part of the overall compensation plan for senior engineers and officers, including the Named Executive Officers. These grants are designed to align the interest of recipients with our shareholders, to motivate and reward recipients to increase shareholder value over the long-term and to provide a retention incentive. As noted above, in the past several years we have recruited a number of key senior officers and through that process have learned that the available talent pool in our industry is limited and that candidates have significant other opportunities. Given these circumstances, the Committee has emphasized the retentive nature of equity awards to keep our newly-formed senior management team in place.

In order to provide longer-term performance and retention incentives, we generally grant stock options with ten-year terms and four-year vesting schedules, with exercise prices equal to 100% of grant date fair market value (determined by the most recent closing price for our common stock prior to the grant decision or, for new hires, the most recent closing price prior to the first date of employment). As a financial gain from stock options is possible only if the market price for our common stock increases after the date of grant, we believe option grants encourage recipients to focus on performance and initiatives that should lead to an increase in the market price of our common stock, which benefits all of our shareholders. Stock options represent a high-risk and potential high-return component, as the realizable value of each option can fall to zero if the market price for our common stock falls below the exercise price. Most of the currently outstanding stock options held by our Named Executive Officers had exercise prices in excess of the market price of our common stock on December 31, 2007. See the “Outstanding Equity Awards at Fiscal Year-End” table below.

We grant restricted stock with vesting dependent solely on continued employment, generally with four-year vesting schedules, with half of the granted shares vesting after two years and the balance vesting after four years (the actual vesting date is designed to occur during open trading window periods following filing of our quarterly or annual reports with the SEC). Awards of restricted stock are designed to increase each recipient’s ownership of our common stock, thereby aligning their interests with shareholders and, with a longer-term vesting schedule, to provide a significant long-term retention incentive. To emphasize the retentive purposes of the restricted stock grants, we have not added performance criteria to the grants. The Compensation Committee has undertaken to review this practice, and to consider adding performance criteria to a portion of future equity grants when it believes appropriate to do so.

In determining the amount of equity compensation to be awarded to officers on an annual basis, the Compensation Committee considers the retentive nature of longer-term awards, each officer’s duties, the contribution the officer has made to our overall performance, the officer’s potential performance and contribution and retirement plans, the current stock ownership of the officer, the extent and frequency of prior option grants and restricted stock awards, the officer’s unvested stock option and restricted stock position, the range of outstanding options with exercise prices below or near the current market price for our common stock and the remaining duration of the outstanding options. To the extent appropriate, the Committee uses the same criteria in approving new-hire grants, although these commonly are more negotiated situations.

In general, the number and form of equity grants has related to factors such as the perceived value of the equity awards, using valuation methods analogous to the expensing of these awards for financial reporting purposes and estimating the potential return assuming certain increases in the market price of our common stock, and the rate of using the number of shares available for grant under our shareholder-approved plans. The Committee has not used any one factor in its determinations nor set a specific burn or use rate, although the Committee generally expects that the pool of options and restricted stock should be available for grants for at least three years following shareholder approval.

In 2007 and to date in 2008, the Committee did not award any equity grants other than in new-hire situations. The decision not to make an annual award in 2007 was in recognition of the grants made in late December 2006 and a determination to grant equity in the first part of each year in connection with the review of base salaries and annual incentive awards, beginning in 2008. See “Guidelines for Granting Equity Compensation” below.

For information regarding equity grants from prior years, see the tables and associated footnotes and narratives under “Compensation Tables” below.

Severance Policy and Change of Control Agreements

We have adopted a severance policy and entered into certain change of control agreements designed to attract and retain officers in a competitive marketplace for talent, as follows:

Executive Severance Policy.  In October 2002 our Board of Directors adopted an Executive Severance Policy that covers our officers, including the Named Executive Officers. We consider it likely that it will take more time for officers to find new employment, and thus officers generally receive continuation of base salary and receive health and welfare benefits and an extended period to exercise vested options for certain periods, ranging from six to 12 months, depending on their office and how long they have served us as officers, if the officers are terminated without Cause or resign for Good Reason, as these terms are defined in the Policy. To receive these benefits the officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this Policy are unfunded and our Board has the express right to modify or terminate this Policy at any time.

Management Continuation Agreements.  We have entered into management continuation agreements with certain of our officers, including each of the Named Executive Officers. These agreements are designed to retain officers during the uncertainty of rumored or actual fundamental corporate changes and to ensure that the officers evaluate any potential acquisition situations impartially without concern for how they may be personally affected. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there must be a Change of Control and, secondly, within three years after the Change of Control, the officer’s employment must be terminated without Cause or the officer resigns for Good Reason, as such terms are defined in the agreement. In such event, the officer is to receive a lump sum payment equal to two times the officer’s annual compensation (base salary plus cash incentive plan award at target), continuation of health and disability benefits and group term life insurance for 24 months following termination, the acceleration of vesting for all stock options and 12 months to exercise all options after termination or, if earlier, until the options expire. If these payments are subject to an “excess parachute payment” excise tax, we have agreed to provide a tax gross-up payment.

Stock Option Plans and Restricted Stock Agreements.  Our stock option plans and restricted stock agreements provide that if we are sold, unless the existing options and restricted stock are continued or assumed by the successor entity, then each optionee would have the opportunity to exercise his or her options in full, including any portion not then vested, and the options would terminate upon the sale becoming effective, and the restricted stock would vest in full. We believe that acceleration of vesting of options and restricted stock is appropriate when the options and restricted stock grants are not continued or assumed by the successor company, as the recipient has not received the full contemplated benefit of the equity award, due to circumstances beyond the recipient’s control.

The terms of the Executive Severance Policy and the Management Continuation Agreements were first established a number of years ago and have not been changed substantively since their commencement in order to provide consistency for all covered officers, except for changes negotiated from time to time in connection with hiring new individual executive officers. The Executive Severance Policy, the Management Continuation Agreements and the stock option plans and restricted stock agreements are described in more detail under “Narrative to the Termination of Employment and Change of Control Payments Table” below. We are in the process of reviewing the terms of the Executive Severance Policy and Management Continuation Agreements to determine if they reflect current practices and to assure compliance with the requirements of Section 409A of the Internal Revenue Code.

Retirement Plans

Our only retirement plan for all U.S. employees, including the Named Executive Officers, is a qualified 401(k) plan under which employees may contribute a portion of their salary on a pre-tax basis. Participants may invest in a limited number of mutual funds, but may not direct the purchase of shares of our common stock. We match 25% of participant contributions, with half of the match paid in shares of common stock on a quarterly basis during the year and the balance paid after year-end in cash and/or shares of common stock, as the Board of Directors, acting through the Compensation Committee, decides.

We do not have any pension plan for any of our U.S. employees, including our Named Executive Officers. We do not have any plan for any of our employees, including our Named Executive Officers that provides for the deferral of compensation on a qualified or non-qualified basis under the Internal Revenue Code other than our 401(k) plan.

Additional Benefits and Perquisites

We have health and welfare plans available on a non-discriminatory basis to all employees in the United States designed to meet the health and welfare needs of our employees and their families and to provide a total competitive compensation package. We provide these benefits to our senior officers, including the Named Executive Officers, on the same terms and conditions as provided to all other eligible employees:

•	Group health insurance and dental and vision benefits

•	Life insurance, up to a maximum of $500,000

•	Employee Stock Purchase Plan qualified under Section 423 of the Internal Revenue Code

•	Long-term care

•	Short and long-term disability

•	Supplemental income protection

•	Flexible spending accounts for health care and dependent care

•	An employee assistance plan and travel assistance.

We do not provide perquisites for our senior officers, including the Named Executive Officers, that are not available on the same terms to our employees generally.

Stock Ownership Guidelines

We have not implemented formal stock ownership guidelines for our officers. We expect that our executive officers will discuss potential sales of our common stock with our Chief Executive Officer. We continue to review the practices regarding such guidelines and may re-evaluate our position with respect to stock ownership guidelines for officers.

Guidelines for Granting Equity Compensation

In 2005 and 2006, the Committee made decisions regarding base salaries and annual cash incentive awards in the spring of each year and decisions regarding annual equity grants in December. The Committee has decided to make all awards to senior officers in the spring concurrent with compensation decisions for all employees in order to have a more cohesive approach to total compensation for each senior officer, and for that reason made no general equity grants to senior executive officers in 2007. To date the Committee and the Board have not finalized decisions regarding 2008 compensation, including equity awards.

As a matter of practice, the Committee does not make annual awards at such time as we are in possession of non-public information that reasonably could be determined to be material to investors or just before the release of quarterly or annual financial results. As stated above, while the Compensation Committee has the authority to determine the equity grants to executive officers, other than the Chief Executive Officer, in practice all grants are reviewed and approved by the Board, in executive sessions either at an in-person or telephonic meeting.

The Compensation Committee approves new-hire equity grants for vice-presidents and has established guidelines for equity grants of new hires below that rank for awards approved by the Chief Executive Officer pursuant to those guidelines. New-hire grants are effective on the first day employment begins, with the exercise prices for stock options set at the closing price for our common stock of the immediately prior trading day. As the date of grants is pre-established, the timing of the release of material nonpublic information does not affect the grant dates for new-hire equity awards.

Under our option plans, we may not grant stock options at a discount to the fair market value of our common stock or, except under certain older plans, reduce the exercise price of outstanding options except in the case of a stock split or other recapitalization events. We do not grant stock options with a so-called “reload” feature, and we do not loan funds to employees to enable them to exercise stock options.

Securities Trading Policies

Our securities trading policies state that directors, officers and employees may not purchase or sell puts or calls to sell or buy our common stock, engage in short sales with respect to our common stock, or buy our common stock on margin or pledge shares of our common stock. Our policies restrict trading in our common stock by directors, officers and certain specified employees to open window periods following the release of our quarterly and annual financial results, except for trades pursuant to approved Rule 10b5-1 plans.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits to $1 million per person the amount that we may deduct for compensation paid in any one year to our Chief Executive Officer and certain of our most highly compensated officers. This limitation does not apply, however, to “performance-based” compensation, as defined in the Internal Revenue Code. Stock options generally qualify as “performance-based” compensation and may be fully deductible. Payments under our annual cash incentive plan and our outstanding restricted stock agreements would not qualify as “performance-based” compensation. The deductibility of some types of compensation payments depends upon the timing of the awards and the vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond our control, also can affect deductibility of compensation. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs, particularly given our considerable net loss carry-forward position for U.S. tax purposes. Rather, we maintain the flexibility to structure our compensation programs in ways that promote the best interests of our shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Frank L. Lederman, Chair
John B. Jones, Jr.
Stephen C. Kiely
Stephen C. Richards

Compensation Tables

The tables on the following pages describe, with respect to our Named Executive Officers, the 2006 and 2007 salaries, bonuses, incentive awards and other compensation reportable under SEC rules, plan-based awards granted in 2007, values of outstanding equity awards as of year-end 2007, exercises of stock options and vesting of restricted stock awards in 2007, and potential payments upon termination of employment and following a Change of Control.

Summary Compensation

The following table summarizes the compensation for the indicated years of our Chief Executive Officer, our Chief Financial Officer and our three highest paid other executive officers for the year ended December 31, 2007.

Summary Compensation Table

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Compensation(5)	Total(6)

Peter J. Ungaro	2007	$350,000	$437,500	$457,152	$80,000	—	$4,361	$1,329,013
Chief Executive Officer & President	2006	$350,000	$875,000	$591,607	$2,537	$525,000	$1,345	$2,345,489
Brian C. Henry	2007	$325,000	$260,000	$261,161	$52,000	—	$5,758	$903,919
Chief Financial Officer & Executive Vice President	2006	$325,000	$520,000	$344,927	$1,396	$195,000	$1,626	$1,387,949
Margaret A. Williams	2007	$300,000	$240,000	$261,161	$52,000	—	$4,560	$857,721
Senior Vice President	2006	$300,000	$480,000	$344,927	$1,396	$180,000	$1,613	$1,307,936
Steven L. Scott	2007	$300,000	—	$58,344	$33,000	—	$21,238	$412,582
Chief Technology Officer & Senior Vice President	2006	$300,000	—	$1,882	$888	$150,000	$22,278	$475,048
Kenneth W. Johnson	2007	$240,000	—	$93,110	$27,000	—	$11,983	$372,093
General Counsel & Senior Vice President	2006	$240,000	—	$98,147	$255	$120,000	$4,220	$462,622

(1)	The amounts shown in this column reflect payments under the Retention Agreements with each of the applicable Named Executive Officers. See “Analysis of 2007 Compensation Determinations — Annual Cash Incentive Compensation Plan — Retention Agreements” in the Compensation Discussion and Analysis above.

(2)	The amounts shown in this column do not reflect an amount paid to or earned or realized by any Named Executive Officer but rather reflect the expense recorded on our financial statements for the indicated year with respect to all restricted stock awards held by each Named Executive Officer during that year, disregarding any adjustments for estimated forfeitures. See “Analysis of 2007 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and the “Outstanding Equity Awards at Fiscal Year-End” and “Option Exercises and Stock Vested” tables below for a more complete description of these awards.

See Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for a description of the valuation of these restricted stock awards pursuant to FAS 123R. The amount any Named Executive Officer realizes, if any, from these restricted stock awards will depend on the future market value of our common stock when these shares are sold, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown.

(3)	The amounts shown in this column do not reflect an amount paid to or earned or realized by any Named Executive Officer but rather reflect our expense for the indicated year with respect to all outstanding stock options held by each Named Executive Officer during that year, disregarding any adjustments for estimated forfeitures, and otherwise as recorded on our financial statements. This column reflects our recorded expense in 2007 and 2006 for only the stock options granted on December 19, 2006, as all stock options granted to the Named Executive Officers before 2006 vested in full before 2006, and we recognized no expense in 2006 or 2007 for such pre-2006 stock option grants. See “Analysis of 2007 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and the “Outstanding Equity Awards at Fiscal Year-End” table below for a more complete description of these option grants.

See Note 2 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for a description of the valuation of these stock options, including key assumptions, under the Black-Scholes pricing model pursuant to FAS 123R; the values determined by the Black-Scholes pricing model are highly dependent on these assumptions, particularly regarding volatility of the market price for our common stock and expected life of these options. There can be no assurance that the options will ever be exercised, in which case no value will be realized by the Named Executive Officer. The amount any Named

Executive Officer realizes, if any, from these options depends on the future excess, if any, of the market value of our common stock over the exercise price of the options when the Named Executive Officer sells the underlying shares, and there is no assurance that the Named Executive Officers will realize amounts at or near the values shown. At December 31, 2007, the exercise price of the stock options granted in December 2006 substantially exceeded the market value of our common stock and the options had no intrinsic value.

(4)	We made no payments for 2007 to any Named Executive Officer under our 2007 annual cash incentive plan. See “Analysis of 2007 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above for a description of the 2007 incentive plan, including conditions to payment of awards.

(5)	“All Other Compensation” for 2007 includes premiums for group term life insurance policies and matching contributions under our 401(k) plan, as follows:

	Group Term	401(k) Plan
Officer	Life Insurance	Match
Peter J. Ungaro	$486	$3,875
Brian C. Henry	$633	$5,125
Margaret A. Williams	$810	$3,750
Steven L. Scott	$563	$3,875
Kenneth W. Johnson	$6,858	$5,125

The amount shown in the “All Other Compensation” column for Mr. Scott also includes $16,800 for the cost of renting an apartment in 2007 in Seattle, Washington, for Mr. Scott and his wife who, at our request, temporarily moved from their home in Wisconsin in order to become more familiar with our Seattle-based engineers and their work.

(6)	The amounts shown in the “Total” column are the sum of the amounts shown in the columns for salary, bonus, stock awards, option awards, non-equity incentive plan compensation and all other compensation, as required by SEC rules. Because these sums combine cash payments earned by and made to the Named Executive Officers and amounts not earned by or paid to the Named Executive Officers but rather amounts recorded by us on our financial statements as an expense for restricted stock awards and options held by the Named Executive Officers, the actual total amount earned in any year by a Named Executive Officer depends on future events and, for the reasons described in footnotes (2) and (3) above, there is no assurance that the Named Executive Officers will realize a total sum at or near the values shown.

Grants of Plan-Based Awards in 2007

The following table sets forth certain information with respect to potential cash incentive awards for the year ended December 31, 2007, to the Named Executive Officers, none of which were earned. We did not make any equity grants during 2007. See “Analysis of 2007 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above.

Grants of Plan-Based Awards

		Estimated Possible Payouts
	Award	Under Non-Equity
	Grant	Incentive Plan Awards(1)
Name	Date	Threshold	Target	Maximum

Peter J. Ungaro(2)	2/7/07	$262,500	$525,000	$787,500
Brian C. Henry(2)	2/7/07	$97,500	$195,000	$292,500
Margaret A. Williams(2)	2/7/07	$90,000	$180,000	$270,000
Steven L. Scott	2/7/07	$75,000	$150,000	$225,000
Kenneth W. Johnson	2/7/07	$60,000	$120,000	$180,000

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive compensation plan for 2007. No amounts were paid under this plan to any Named Executive Officer for 2007; see the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)	Mr. Ungaro, Mr. Henry and Ms. Williams were eligible to receive additional cash payments of $250,000, $75,000 and $75,000, respectively, on the condition that, in addition to reporting positive net income, pre-award results from operations in 2007 exceeded a pre-determined above-plan level. Because we reported a net loss for 2007 on our audited financial statements, these payments were not made. See “Analysis of 2007 Compensation Determinations — Annual Cash Incentive Compensation Plan” in the Compensation Discussion and Analysis above.

Narrative to the Summary Compensation and Grants of Plan-Based Awards Tables

The amounts reported in the Summary Compensation Table include base pay, payments under the retention agreements, annual and long-term incentive amounts and benefits as described more fully above under “Analysis of 2007 Compensation Determinations” in the Compensation Discussion and Analysis above.

As noted in that analysis, for our Named Executive Officers there were no increases in base salary in 2007 over 2006, no amounts were paid under our annual cash incentive plan for 2007 because the requirement for reported positive net income was not met, and no equity was granted to any of the Named Executive Officers during 2007.

Outstanding Equity Awards on December 31, 2007

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007, held by our Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

					Restricted Stock Awards
	Option Awards				Number of	Market Value
	Number of Shares		Option		Shares That	of Shares
	Underlying Unexercised Options		Exercise Price	Option	Have Not	That Have
Name	Exercisable(1)	Unexercisable(2)	($ per share)(3)	Expiration Date	Vested(4)	Not Vested(5)

Peter J. Ungaro	124,999		$36.00	07/29/2013	63,150	$378,269
	25,000		$27.56	02/05/2014
	75,000		$14.76	09/20/2014
	43,750		$8.00	05/11/2015
	43,750		$10.00	05/11/2015
	43,750		$12.00	05/11/2015
	43,750		$14.00	05/11/2015
	15,788	47,362	$10.56	12/19/2016
Brian C. Henry	124,999		$5.92	05/23/2015	34,750	$208,153
	8,688	26,062	$10.56	12/19/2016
Margaret A. Williams	12,500		$8.32	04/27/2015	34,750	$208,153
	12,500		$10.00	04/27/2015
	12,500		$11.64	04/27/2015
	12,500		$13.32	04/27/2015
	6,250		$8.00	05/11/2015
	6,250		$10.00	05/11/2015
	6,250		$12.00	05/11/2015
	6,250		$14.00	05/11/2015
	8,688	26,062	$10.56	12/19/2016
Steven L. Scott	547		$20.00	07/01/2010	22,100	$132,379
	948		$10.12	02/07/2011
	7,292		$10.36	04/29/2012
	3,907		$16.40	07/12/2012
	12,499		$27.56	02/05/2014
	6,250		$14.76	09/20/2014
	6,250		$8.00	05/11/2015
	6,250		$10.00	05/11/2015
	6,250		$12.00	05/11/2015
	6,250		$14.00	05/11/2015
	73,500		$3.80	09/26/2015
	5,525	16,575	$10.56	12/19/2016
Kenneth W. Johnson	7,500		$35.00	08/05/2008	3,175	$19,018
	2,700		$24.50	02/03/2009
	7,299		$5.96	02/03/2009
	17,500		$5.96	02/01/2010
	9,999		$10.12	02/07/2011
	10,000		$8.84	04/02/2012
	29,375		$5.96	08/26/2012
	8,125		$15.80	08/26/2012
	12,499		$27.56	02/05/2014
	6,250		$8.00	05/11/2015
	1,250		$10.00	05/11/2015
	6,250		$12.00	05/11/2015
	6,250		$14.00	05/11/2015
	3,175	3,175	$10.56	12/19/2016

(1)	All stock options listed in this column are fully vested.

(2)	With respect to the stock options granted on December 29, 2006, 25% of the options vested on December 19, 2007, and are shown in the “exercisable” column, and the remaining balances are shown in this column and vest monthly over the next 36 months, so that all of these options will be vested in full on December 19, 2010, other than Mr. Johnson’s options, half of which vested on November 15, 2007, and the remaining half vest in full on June 19, 2009. Vesting of stock options is accelerated upon the death or Disability of the optionee, and may be accelerated upon certain other events. Additional information regarding the design and terms of these stock option grants is included under the captions “Analysis of 2007 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and “Narrative to the Termination of Employment and Change of Control Payments Table — Stock Options Plans” below.

(3)	The option exercise prices were set at 100% of the fair market value of our common stock on the respective dates of grant, except for the options expiring on April 27, 2015, and May 11, 2015, that were granted with per share exercise prices higher than the grant date fair market values of $8.32 per share and $5.88 per share, respectively.

(4)	Half of these restricted stock awards vest on November 15, 2008, and the remaining half vest on November 15, 2010, other than Mr. Johnson’s which vest in full on May 15, 2009, and are forfeitable upon certain events. Restricted stock awards also vest in full upon the death or Disability of the recipient, and upon certain other events. Additional information regarding the design and terms of these long-term equity awards is included under “Analysis of 2007 Compensation Determinations — Long-Term Equity Awards” in the Compensation Discussion and Analysis above and in the “Narrative to the Termination of Employment and Change of Control Payments Table — Restricted Stock Agreements” below.

(5)	Determined by multiplying the closing price of $5.99 per share for our common stock on December 31, 2007, as reported by the Nasdaq Global Market, by the number of unvested restricted shares then held by the Named Executive Officer.

2007 Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock option exercises and restricted stock vesting during the year ended December 31, 2007, by the Named Executive Officers.

Option Exercises and Stock Vested

	Stock Option Awards		Restricted Stock Awards
	Number of Shares	Value	Number of Shares	Value
	Acquired on	Realized on	Acquired on	Realized
Name	Exercise	Exercise(1)	Vesting	on Vesting(2)

Peter J. Ungaro	—	—	150,000	$1,162,800
Brian C. Henry	—	—	87,500	$678,300
Margaret A. Williams	—	—	87,500	$678,300
Steven L. Scott	1,900	$19,030	22,100	$171,319
Kenneth W. Johnson	—	—	28,175	$213,219

(1)	As Mr. Scott sold in market sales all of the shares of common stock acquired on the exercise of the stock options on the same day as exercise, this column reflects the aggregate sales price of the underlying shares of common stock actually received less the exercise price of the options.

(2)	Based on multiplying the fair value of our common stock on the respective vesting dates, as reported on the Nasdaq Global Market, by the number of shares then vested. The amounts shown do not reflect any amounts actually received by any of the Named Executive Officers.

Termination of Employment and Change of Control Arrangements

The following discussion and table summarize the compensation that would have been payable to each Named Executive Officer upon a termination of his or her employment at the close of business on December 31, 2007. This discussion and the table below assume the fulfillment on that date of the retention agreements described under “Analysis of 2007 Compensation Determinations — Annual Cash Incentive Compensation — Retention Agreements” in the Compensation Discussion and Analysis above. The amounts paid under those agreements are reflected in the “Summary Compensation Table” above and not in the table below.

No special payments are due if the Named Executive Officer terminates his or her employment voluntarily without Good Reason, is terminated for Cause or retires, except as noted in footnote (2) below. For all terminations, a terminated employee receives accrued and unpaid salary and the balance in his or her 401(k) plan account; we do not accrue vacation pay for our senior officers, including the Named Executive Officers.

For a description of the applicable provisions regarding employment terminations in our Executive Severance Policy, the Management Continuation Agreements, our stock option plans and our restricted stock agreements, see “Narrative to the Termination of Employment and Change of Control Payments Table” below.

The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and are dependent on the facts and circumstances then applicable.

Termination of Employment and Change of Control Payments

		Restricted		Continued
	Severance	Stock	Stock	Benefit Plan	Tax
Name and Termination Event	Payment(1)	Award(2)	Options(3)	Coverage(4)	Gross-Up(5)	Total(6)

Peter J. Ungaro
Death/Disability	—	$378,269	—	—	—	$378,269
Resignation for Good Reason	$1,750,000	—	—	$32,184	—	$1,782,184
Termination without Cause	$1,750,000	—	—	$32,184	—	$1,782,184
After Change of Control-Resignation for Good Reason or Termination without Cause	$1,750,000	$378,269	—	$38,735	—	$2,167,004
Brian C. Henry
Death/Disability	—	$208,153	—	—	—	$208,153
Resignation for Good Reason	$297,917	—	$8,750	$35,232	—	$341,899
Termination without Cause	$520,000	—	$8,750	$37,071	—	$565,821
After Change of Control-Resignation for Good Reason or Termination without Cause	$1,040,000	$208,153	—	$54,206	—	$1,302,359
Margaret A. Williams
Death/Disability	—	$208,153	—	—	—	$208,153
Resignation for Good Reason	$275,000	—	—	$30,805	—	$305,805
Termination without Cause	$275,000	—	—	$30,805	—	$305,805
After Change of Control-Resignation for Good Reason or Termination without Cause	$960,000	$208,153	—	$44,992	—	$1,213,145
Steven L. Scott
Death/Disability	—	$132,379	—	—	—	$132,379
Resignation for Good Reason	$300,000	—	$160,965	$36,150	—	$497,115
Termination without Cause	$300,000	—	$160,965	$36,150	—	$497,115
After Change of Control-Resignation for Good Reason or Termination without Cause	$900,000	$132,379	—	47,199	—	$1,079,578
Kenneth W. Johnson
Death/Disability	—	$19,018	—	—	—	$19,018
Resignation for Good Reason	$240,000	—	$1,625	$32,442	—	$274,067
Termination without Cause	$240,000	—	$1,625	$32,442	—	$274,067
After Change of Control-Resignation for Good Reason or Termination without Cause	$720,000	$19,018	—	$84,032	—	$823,050

(1)	Except for the termination events following a Change of Control, the amounts shown in this column for Mr. Ungaro, Ms. Williams, Mr. Scott and Mr. Johnson are the amounts due under the Executive Severance Policy. The amount shown for Mr. Henry is the sum due under the Executive Severance Policy, as amended by his offer letter. The amounts due under the Executive Severance Policy are assumed to be paid in accordance with our normal payroll payment practices over a period of months (12 months for Mr. Ungaro, Mr. Scott and Mr. Johnson, 11 months for Ms. Williams and either 12 months for Mr. Henry if he were terminated other than for Cause or 11 months if he resigned for Good Reason). For a termination within three years following a Change of Control due to a resignation for Good Reason or a termination without Cause, the amounts shown in this column are the amounts due under our Management Continuation Agreements and are payable in a lump sum within 30 days following termination of employment.

(2)	Under our restricted stock agreements, all unvested restricted stock vests in full upon death or Disability or, if following a Change of Control, there is a termination without Cause or a resignation for Good Reason. The amounts shown in this column reflect the value of the Named Executive Officer’s outstanding previously unvested restricted shares with vesting accelerated to December 31, 2007, based on the closing market price of $5.99 per share on December 31, 2007. See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the unvested restricted stock then held by each Named Executive Officer. As Mr. Johnson is of retirement age, a pro rata share of his unvested restricted shares would have vested if he had retired on December 31, 2007, with a value of $4,750.

(3)	Under the stock option plans, in the event of death or Disability, all unvested options become exercisable and all options have a twelve-month exercise period or, if earlier, until the expiration date of the options. As the exercise price of the accelerated options of $10.56 per share exceeds the closing market price of $5.99 per share on December 31, 2007, no value for these options is shown.

Under the Executive Severance Policy, in the event of termination without Cause or a resignation for Good Reason, there is no acceleration of unvested options and the exercise period for all previously vested options would be 11 months for Ms. Williams and, in the event of resignation for Good Reason, for Mr. Henry, and, otherwise, 12 months for the Named Executive Officers or, if earlier, until the expiration date of the options. The amounts shown reflect the value, if any, determined by the difference between the exercise prices of previously vested options over the closing market price of $5.99 per share on December 31, 2007.

Under the Management Continuation Agreements, if there is either a termination without Cause or a resignation for Good Reason within three years after a Change of Control, all unvested options become exercisable and the optionee has 12 months to exercise all of his or her options or, if earlier, until the expiration date of the options. As the exercise price of the accelerated options of $10.56 per share exceeds the closing market price of $5.99 per share, no value for these accelerated options is shown.

See the “Outstanding Equity Awards at Fiscal Year-End” table above for a description of the options vested and unvested as of December 31, 2007.

(4)	The amounts shown in this column reflect the estimated present value of the continued payment under the Executive Severance Policy of our portion of the medical, dental, vision and life insurance benefits for 12 months for Mr. Ungaro, Mr. Scott and Mr. Johnson, for 11 months for Ms. Williams and either 12 months for Mr. Henry if he were terminated other than for Cause or 11 months if he resigned for Good Reason, plus $14,500 for outplacement services for all Named Executive Officers except for Mr. Johnson who is of retirement age. With respect to a termination without Cause or a resignation for Good Reason within three years after a Change of Control, the amounts shown reflect the estimated present value of the continued payment of our portion of the medical, dental, vision, life insurance and disability benefits for 24 months (for the medical, dental and vision payments, we have multiplied our monthly cost for this insurance in effect in January 2008 by the 24 months). In all cases, these payments would cease if, before the applicable time periods were completed, a Named Executive Officer becomes employed with another company that offers such benefits.

(5)	Under the Management Continuation Agreements, if any payments made to the Named Executive Officers following a Change of Control are subject to the excise tax on “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code, we are required to make a tax gross-up payment to the officer sufficient so that the officer will receive the benefits as if no excise tax were payable. The compensation payable to the Named Executive Officers shown in the table, using taxable wages for the applicable number of years through 2007 in calculating the base amounts, would not have constituted “excess parachute payments,” however, and we would not have been required to make any tax-gross up payments.

(6)	The actual amounts to be paid to and the value of stock options and restricted stock held by a Named Executive Officer upon any termination of employment can be determined only at the time of such termination, and are dependent on the facts and circumstances then applicable.

Narrative to the Termination of Employment and Change of Control Payments Table

While we have offer letters to senior officers, including the Named Executive Officers, that set out terms of their initial compensation, and agreements regarding confidential information and ownership of intellectual property, we do not have employment agreements with our senior officers and each of them is employed “at will.” As described above under “Analysis of 2007 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis and more fully below, our senior officers, including all of the Named Executive Officers, are covered by our Executive Severance Policy and a more limited group of senior officers, including all of our Named Executive Officers, are parties to Management Continuation Agreements that come into effect upon a Change of Control. In addition, our stock option plans and restricted stock agreements contain provisions that apply to terminations of employment.

Executive Severance Policy.  In October 2002 our Board of Directors adopted an Executive Severance Policy that covers our officers, including the Named Executive Officers. This Policy applies to terminations of employment without Cause or resignations for Good Reason, as such terms are defined in the Policy; this Policy does not apply if the Management Continuation Agreements described below are applicable and does not apply to employment terminations due to death, Disability, retirement, Cause or resignations other than for Good Reason. Our Chief Executive Officer receives the sum of 200% of the total of his base salary for twelve months and his annual incentive award based on the target established by the Board for each year if his employment were terminated before the end of March 2008, and 100% of such compensation thereafter. Senior vice presidents generally receive salary continuation, exclusive of any incentive awards or other bonuses, in an amount equal to their base salary for a period of nine months plus one month for each year of service as an officer, up to a maximum of twelve months; and other vice presidents receive salary continuation, exclusive of any incentive awards or other bonuses, in an amount equal to their base salary for a period of six months plus one month for each year of service as an officer, up to a maximum of nine months. Our offer letter to Mr. Henry provided that if he were terminated other than for Cause, he would receive a payment equal to his annual base salary and his annual incentive award at target.

Amounts are paid in accordance with our standard salary payment procedures generally for such periods, although the Board can modify the period over which such amounts are paid. The Policy also provides for continued payment of our portion of medical, dental, vision and life insurance benefits, extension of the period to exercise stock options vested at the time of termination and executive outplacement services for the period the former employee receives salary continuation payments (the provision of benefits terminates earlier if the former officer is offered such benefits by a subsequent employer). The officer must provide us with a general release and continue to comply with his or her confidentiality and other agreements with us. Our obligations under this Policy are unfunded and our Board has the express right to modify or terminate this Policy at any time.

Management Continuation Agreements.  We have entered into management continuation agreements with certain of our senior officers, including each of the Named Executive Officers. Payments are made under these agreements only if two events occur (often referred to as a “double-trigger” form of agreement): first, there is a Change of Control, as defined, and, secondly, within three years after the Change of Control, the officer’s employment is terminated other than for Cause, death, Disability, retirement or resignation other than for Good Reason, as such terms are defined in the agreement. If both such events occur, then the officer is to receive an amount equal to two times the officer’s annual compensation, payable in a lump-sum within 30 days of termination. Under these agreements, “annual compensation” means one year of base salary, at the highest base salary rate that was paid to the officer in the 12-month period prior to the date of his or her termination of employment, plus the incentive plan award at target that the officer was eligible to receive in that 12-month period. The officer would also receive continuation of health and disability benefits and group term life insurance for 24 months following termination and the acceleration of vesting for all stock options held and the optionee has 12 months to exercise the options after termination or, if earlier, until the options expire. The agreements provide that in certain circumstances if the officer incurs excise tax due to the application of Section 280G of the Internal Revenue Code, the officer is entitled to an additional cash payment so that he or she will be in the same position as if the excise tax were not applicable. We have also agreed to pay the legal fees and other costs incurred with respect to any challenge by the IRS to these calculations and payments.

Stock Option Plans.  Our stock option plans provide that upon termination of employment, other than for Cause, death or permanent and total disability (as defined in the Internal Revenue Code), the options cease vesting and the optionee has three months to exercise the option or, if earlier, until the option expires. If the optionee is terminated for Cause or “resigns in lieu of dismissal” (that is, a resignation after we have notified the optionee that he or she would be terminated for Cause), the option is deemed to have terminated at the time of the first act that led to such termination. Upon termination for death or disability, the options vest in whole and the optionee (or his or her successor) has 12 months to exercise the options or, if earlier, until the options expire. If an officer receives the benefit of the Executive Severance Policy and his or her employment is terminated without Cause or due to a resignation for Good Reason, as such terms are defined in the Policy, then the officer would receive an extended period in which to exercise his or her options that are vested at the time of termination, as described above under “Executive Severance Policy.” In the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, unless the existing options are continued or assumed by the successor entity, if any, with appropriate adjustments, then the stock options terminate upon the effective date of such transaction, and each optionee would be provided the opportunity to exercise his or her options in full, including any portion not then vested. Our Board may extend the period in which to exercise an option, but not beyond the original expiration date of the option.

Restricted Stock Agreements.  Under our restricted stock agreements entered into in December 2006 with each of the Named Executive Officers, the restricted stock vests in full upon the death or Disability of the recipient or if, following a Change of Control, in addition to death or Disability, the Named Executive Officer is terminated without Cause or terminates for Good Reason. The restricted shares are forfeited if a Named Executive Officer’s employment is terminated for any other reason, except if the Named Executive Officer has held the restricted stock for 18 months and his or her employment is terminated for any reason other than Cause, or if the Named Executive Officer retires, then the Named Executive Officer receives a pro-rata portion of the unvested shares based on the time period he or she has held the restricted stock compared to the four-year vesting period. In addition, in the event of a merger, consolidation, sale of all or substantially all of the assets or liquidation, the restricted stock vests in full if we fail to have the restricted stock agreements continued or assumed by the successor entity.

Definitions.  The following terms have essentially the same meanings for the Executive Severance Policy, Management Continuation Agreements, stock option plans and restricted stock agreements:

“Change of Control” includes a merger or consolidation between us and any other corporation (other than to change our state of incorporation or which does not effect a substantial change in ownership), complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; the acquisition by any person or entity, directly or indirectly, of our securities representing 50% or more of the total voting power represented by our then outstanding voting securities except pursuant to a negotiated agreement with us and pursuant to which such securities are purchased from us; or, except for our stock option plans, a majority of our Board in office at the beginning of any 36-month period is replaced during the course of such 36-month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such replacement was not initiated by the Board as constituted at the beginning of such 36-month period.

“Cause” means a termination of employment resulting from a good faith determination by our Board of Directors that there has been a willful failure or refusal in a material respect to follow reasonable policies or directives or to attend to material duties or obligations (other than any such failure resulting from incapacity due to physical or mental illness), which has not been corrected within a reasonable period following written notice; an act involving wrongful misconduct which has a demonstrable adverse impact on or material damage to us, or which constitutes a misappropriation of our assets; the unauthorized disclosure of confidential information; the provision of services for another company or person which competes with us, without the prior written approval of our President; or, except for our stock option plans, a material breach of obligations under agreements with us.

“Disability” means that, at the time the officer’s employment is terminated, the officer has been unable to perform the duties of his or her position for a period of six consecutive months as a result of the officer’s incapacity due to physical or mental illness.

“Good Reason” means a reduction in salary or benefits (other than reductions applicable to employees generally); a material change or diminution in job responsibilities; a request to relocate, except for office relocations that would not increase the officer’s one-way commute by more than 25 miles; or the failure by us to obtain the assumption of the relevant agreement by our successor.

As noted under “Analysis of 2007 Compensation Determinations — Severance Policy and Change of Control Agreements” in the Compensation Discussion and Analysis above, we are in the process of reviewing the terms of the Executive Severance Policy and Management Continuation Agreements to determine if they reflect current practices and to assure compliance with the requirements of Section 409A of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Frank L. Lederman (Chair), John B. Jones, Jr., Stephen C. Kiely and Stephen C. Richards; in addition, until his death in early February 2007, Kenneth W. Kennedy, Jr. served on the Compensation Committee. No member of the Compensation Committee was an officer or employee of Cray Inc. or any of our subsidiaries in 2007 or formerly. In addition, none of our executive officers served on the board of directors or compensation committee of any entity whose executive officers included any of our directors.

TRANSACTIONS WITH RELATED PERSONS

We recognize that transactions between us and any of our significant shareholders, directors, executive officers and employees can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than the best interests of us and our shareholders. Therefore, as a general matter and in accordance with our Code of Business Conduct, it is our preference to avoid such transactions. Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, our best interests. Our Board of Directors has adopted a written Related Person Transaction Policy which requires the Audit Committee of our Board to review and, if appropriate, to approve or ratify any such transactions. Specifically, pursuant to the policy, the Audit Committee will review any transaction in which we are or will be a participant and the amount involved exceeds $120,000, and in which any of our 5% shareholders, directors or executive officers, or any of their immediate family members, has a direct or an indirect material interest. After its review the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, our best interests, as the Committee determines, and the Committee, in its sole discretion, may impose such conditions as it deems appropriate on us or the related person in connection with approval of the transaction. A copy of our Related Person Transaction Policy is available on our website: www.cray.com under “Investors — Corporate Governance — Governance Documents.”

Pursuant to our Related Person Transaction Policy, our Audit Committee approved a transaction in 2007 between the Company and Interactive Supercomputing, Inc. (“ISC”), a privately-held company formed to commercialize Star-P, an interactive parallel computing platform that acts as a bridge between certain serial popular scientific and engineering desktop computing tools, particularly multiple Very High Level Language applications such as MATLAB and Python, and the parallel computing capability of supercomputers. William C. Blake, one of our Directors, is chief executive officer, a director and a shareholder (owning approximately 8%) of ISC. In September 2007 we entered into a porting agreement with ISC pursuant to which we and ISC agreed to work together to port ISC’s Star-P software to our supercomputing systems and we became an authorized OEM reseller of that software. We agreed to pay ISC the sum of $200,000 for the porting assistance, software licenses and three years of software maintenance, of which $100,000 was paid in 2007 and $100,000 was paid in 2008. We receive an OEM discount on any re-licensing transactions with third parties. Although he was not actively involved in the negotiations between ISC and us, Mr. Blake initially proposed the transaction to us. He did not receive any commission or special benefit for the transaction from ISC and we have been informed that the transaction represents slightly less than 5% of ISC’s reported 2007 revenue, with additional revenue to be recognized by ISC over several years, and represents approximately 21% of ISC’s 2007 invoiced sales. The transaction represents a very small percentage of our revenue and cash flow. The Audit Committee approved the ISC transaction as being in our best interests as the terms were commercially reasonable (we have similar partnerships and alliances with several unrelated entities regarding various solutions and software platforms), ISC offers a unique solution and opportunity for us to gain future revenue through the capabilities of the Star-P software that are not available elsewhere, and the transaction should not result in continuing Board involvement.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. As set forth in its charter, which can be found at: www.cray.com under “Investors — Corporate Governance,” the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for the Company’s financial statements and reports, as well as of the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee believes it has satisfied its charter responsibilities for 2007.

The Committee has worked with management over the past several years to improve the depth and quality of the Company’s accounting staff, and management has implemented continued improvements in its process of documenting, testing and evaluating its systems of internal controls over financial reporting. The Audit Committee has been kept apprised of this progress, including reviewing planning and execution updates provided by management and the independent auditors. The Company reported no material weaknesses in its system of internal controls over financial reporting and has received favorable opinions from the independent auditors for each year since 2004, including for 2007. The Company included the 2007 report and opinion in its Annual Report on Form 10-K for the year ended December 31, 2007.

The Audit Committee met in person or by telephone 14 times in 2007. The Committee has been able to reduce its meeting schedule from 25 meetings in 2005 and 22 meetings in 2006 with the Company’s improvements in the depth and quality of its accounting staff and in its processes and documentation of its internal controls. In the course of these meetings, the Audit Committee reviewed the results of audit examinations, evaluations of the Company’s internal controls and the overall quality of its financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with management and the independent auditors is fundamental to the Committee’s oversight responsibilities. To support this belief, the Committee periodically meets separately with management, without the auditors present, and with the auditors, without management present. In the course of its discussions in these meetings, the Audit Committee asked questions intended to bring to light any areas of potential concern related to the Company’s financial reporting and internal controls, including but not limited to:

•	Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for these financial statements?

•	Based on the auditors’ experience and their knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience and their knowledge of the Company, has the Company implemented internal controls and audit procedures that are appropriate for the Company?

•	Are the auditors receiving the support they need from management to execute their duties?

•	Based on management’s experience, are the auditors adequately prepared and staffed to review properly and timely the Company financial records and internal control processes and documentation?

Questions raised by the Audit Committee regarding these matters were answered to the Committee’s satisfaction.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent auditors responsible for providing an opinion on the Company’s consolidated financial statements filed with the SEC. Peterson Sullivan PLLC, the Company’s independent auditors, did not perform any non-audit services for the Company in 2006 or 2007. See “Discussion Of Proposals Recommended By The Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan PLLC as the Company’s Independent Auditors” below.

The Audit Committee engaged Peterson Sullivan as the Company’s independent auditors for 2007, and reviewed its overall audit scope and plans. The Audit Committee also has discussed with Peterson Sullivan such matters relating to the performance of the audit as are required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit and Finance Committees, as amended). Additionally, the Audit Committee has discussed with Peterson Sullivan its independence with respect to the Company. The Company has received the written disclosures and the letter from Peterson Sullivan required by Independence Standards Board Standard No. 1.

The Audit Committee has engaged Peterson Sullivan as the Company’s independent auditors for 2008. In taking this action, the Audit Committee considered carefully Peterson Sullivan’s performance for the Company in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee has recommended that the Board ask the shareholders to ratify the appointment of Peterson Sullivan as the Company’s independent auditors at the 2008 Annual Meeting. The Board has followed the Committee’s recommendation. See “Discussion Of Proposals Recommended By The Board — Proposal 2: To Ratify the Appointment of Peterson Sullivan PLLC as the Company’s Independent Auditors” below.

The Audit Committee has reviewed and discussed the audited financial statements for 2007 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and Peterson Sullivan to provide comfort to the Committee in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee

Daniel C. Regis, Chair
Sally G. Narodick
Stephen C. Richards

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:  To Elect Eight Directors for One-Year Terms

Our Bylaws fix the number of members of our Board at eight. Eight directors presently serve on our Board of Directors for terms ending at the 2008 Annual Meeting. The Board has nominated Ms. Narodick and Messrs. Blake, Jones, Kiely, Lederman, Regis, Richards and Ungaro for re-election to the Board, each to hold office until the Annual Meeting in 2009.

We know of no reason why any nominee may be unable to serve as a director. If any nominee becomes unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy.

Board Recommendation:  The Board of Directors recommends that you vote “FOR” the election of all nominees for director.

Information about each nominee for director is set forth below.

William C. Blake

Mr. Blake, 58, joined our Board in June 2006.  Mr. Blake is a 25-year veteran of the High Performance Computing industry. He currently serves as the Chief Executive Officer of Interactive Supercomputing, Inc., a software company that develops and sells an interactive parallel computing platform that extends existing desktop simulation tools for parallel computing on a spectrum of computing architectures. Before assuming this position in January 2007, he served as the Senior Vice President, Product Development of Netezza Corporation, which develops, markets and sells data warehouse appliances. Prior to joining Netezza in 2002, he was with Compaq Computer Corporation for nine years, managing both Compaq’s worldwide High Performance Technical Computing business and its software development group from 1996 to 2002, which included being responsible for compiler development for the Alpha processor; from 1993 to 1996 he was Compaq’s director of software products development and long-range operating system strategy. Mr. Blake previously held various key engineering management positions with Digital Equipment Corporation from 1981 to 1993. Mr. Blake is a member of the Board of Directors of TotalView Technologies, Inc., a provider of debugging and analysis solutions for complex computer codes, and is a member of the Institute of Electrical and Electronics Engineers and the Association for Computing Machinery. He received a B.S. from Lowell Technological Institute.

John B. Jones, Jr.

Mr. Jones, 63, joined our Board in December 2004.  He was a leading high technology equity research analyst for nearly twenty years. Until his retirement in the fall of 2004, Mr. Jones was a Senior Managing Director at Schwab SoundView Capital Markets. He joined SoundView in 2002 as a Senior Equity Research Analyst. From 1992 to 2002, Mr. Jones was a Managing Director and Senior Analyst at Salomon Brothers, Salomon Smith Barney and Citibank, where he covered the Server and Enterprise Hardware, Printer and Test & Measurement industries. From 1985 to 1992, he was a partner and senior analyst at Montgomery Securities. Prior to his career as an equity research analyst, Mr. Jones held various positions in the computer industry at Stratus Computer, Wang Laboratories and IBM. He is a director of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services. He received a B.S. from the University of Oregon.

Stephen C. Kiely

Mr. Kiely, 62, joined our Board in 1999, was appointed Lead Director in January 2005 and Chairman of the Board in August 2005. He is Chairman of Stratus Technologies Inc., a provider of fault tolerant computer servers, technologies and services. Mr. Kiely has served in his present position at Stratus Technologies since 1999 when Stratus was purchased from Ascend Communications and he served as Chief Executive Officer of Stratus Technologies from 1999 through June 2003. Mr. Kiely joined Stratus in 1994 and held various executive positions with Stratus, becoming President of the Stratus Enterprise Computer division in 1998. Prior to joining Stratus,

Mr. Kiely held a number of executive positions with several information technology companies, including EON Corporation, Bull Information Systems, Prisma, Inc., Prime Computer and IBM. Mr. Kiely is a past member of the Advisory Council for the School of Engineering at Rice University, has served as a board member of the Massachusetts Technology Park Corporation and was a member of an advisory board to the President of the State University of New York at New Paltz. Mr. Kiely received a B.A. from Fairfield University and a M.S. in Management from the Stanford University Graduate School of Business.

Frank L. Lederman

Dr. Lederman, 58, joined our Board in May 2004.  He served as a Vice President and Chief Technical Officer of Alcoa, Inc., from 1995 to his retirement in 2002. From 1988 to 1995, Dr. Lederman was with Toronto-based Noranda Inc., where he served as Senior Vice President, Technology. His responsibilities included directing the Noranda Technology Center in Montreal. Before joining Noranda, he was with General Electric Company from 1976 to 1988 serving in a number of positions in management and as a physicist, including as manager of electronics research programs and resources in the Corporate Research and Development Center in Schenectady, N.Y. Dr. Lederman received a B.S. and M.S. from Carnegie-Mellon University and a M.S. and Ph.D. in Physics from the University of Illinois, and was a Post-Doctoral Fellow in Electrical Engineering at the University of Pennsylvania.

Sally G. Narodick

Ms. Narodick, 62, joined our Board in October 2004.  She is a retired educational technology and e-learning consultant. From 2000 to 2004 she was President of Narodick Consulting, an e-learning consulting firm. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chairman and Chief Executive Officer of Edmark Corporation, an educational software company sold to IBM in 1996. From 1973 to 1987, she served in a variety of financial management capacities at Seafirst Corporation and Seafirst Bank, and was a securities analyst at Paine Webber from 1970 to 1973. She also serves as a Board member of Penford Corporation, Puget Energy, Inc. and SumTotal Systems. Ms. Narodick chairs the audit committee of Puget Energy, Inc. A graduate of Boston University, Ms. Narodick received a M.A. in Teaching from Teachers College, Columbia University, and a M.B.A. from New York University.

Daniel C. Regis

Mr. Regis, 68, joined our Board in 2003.  He currently is Managing Director of Digital Partners, a venture capital fund specializing in Northwest emerging technology companies, which he co-founded in 2000. From 1996 to 1999, he was President of Kirlan Venture Capital, Inc., where he managed similarly focused technology funds. Prior to that, Mr. Regis spent over 30 years with Price Waterhouse LLP, including serving as managing partner of the Seattle office and previously of the Northwest and Portland, Oregon offices. He is a director of Columbia Banking System, Inc., and Chairman of Art Technology Group, Inc. He is a member of the audit committees of Columbia Banking Systems, Inc. and Art Technology Group, Inc. He received a B.S. from Seattle University.

Stephen C. Richards

Mr. Richards, 54, joined our Board in October 2004 and is currently a private investor. Previously he served as Chief Operating Officer and Chief Financial Officer of McAfee, Inc., the leading provider of intrusion prevention and risk management solutions, a position he held for four years until his retirement in December 2004. He served as Chief Online Trading Officer of E*TRADE Group, Inc., a position he held from March 1999 to June 2000. From 1998 to February 1999, he served as Senior Vice President, Corporate Development and New Ventures at E*TRADE, following two years as E*TRADE’s Senior Vice President of Finance, Chief Financial Officer and Treasurer. Prior to joining E*TRADE in April 1996, he was Managing Director and Chief Financial Officer of Correspondent Clearing at Bear Stearns & Companies, Inc., Vice President/Deputy Controller of Becker Paribas and First Vice President/Controller of Jefferies and Company, Inc. Mr. Richards is a member of the Board of Directors of BigFix, Inc., Guidance Software, Inc., and Tradestation Group Inc., and is a trustee for the UC Davis

Foundation. Mr. Richards is a Certified Public Accountant. He received a B.A. from the University of California at Davis and a M.B.A. in Finance from the University of California at Los Angeles.

Peter J. Ungaro

Mr. Ungaro, 39, has served as Chief Executive Officer and as a member of our Board of Directors since August 2005 and as President since March 2005; he previously served as Senior Vice President responsible for sales, marketing and services since September 2004 and before then served as Vice President responsible for sales and marketing from when he joined us in August 2003. Prior to joining us, he served as Vice President, Worldwide Deep Computing Sales for IBM since April 2003. Prior to that assignment, he was IBM’s vice president, worldwide HPC sales, a position he held since February 1999. He also held a variety of other sales leadership positions since joining IBM in 1991. Mr. Ungaro received a B.A. from Washington State University.

Proposal 2:  To Ratify the Appointment of Peterson Sullivan PLLC as the Company’s Independent Auditors

The Audit Committee has retained Peterson Sullivan to serve as independent auditors to conduct an audit of our financial statements for 2008 and the Board has directed that management submit the selection of Peterson Sullivan for ratification by the shareholders at the Annual Meeting. In retaining Peterson Sullivan, the Audit Committee considered carefully Peterson Sullivan’s performance for us in that capacity since its retention in mid-2005, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards.

Selection of our independent auditors is not required to be submitted to a vote of the shareholders of the Company for ratification. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the shareholders as a matter of good corporate practice. If the shareholders fail to vote on an advisory basis in favor of ratifying this selection, the Audit Committee will reconsider whether to retain Peterson Sullivan, and may retain that firm or another without re-submitting the matter to our shareholders. Even if the shareholders vote on an advisory basis in favor of ratifying the appointment, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

Representatives of Peterson Sullivan are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Services and Fees

The following table lists the fees for services rendered by Peterson Sullivan for 2006 and 2007:

Services	2006	2007

Audit Fees(1)	$605,000	$530,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

Total	$605,000	$530,000

(1)	Audit services billed in 2006 and 2007 consisted of: audit of our annual financial statements, audits of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of our quarterly financial statements, statutory and regulatory audits, consents, comfort letters and other services related to filings with the SEC and capital raising offerings.

(2)	No audit-related services were billed in 2006 or 2007.

(3)	No tax services were billed in 2006 or 2007.

(4)	There were no fees billed for other services in 2006 or 2007.

Peterson Sullivan to date has not performed any non-audit services for us.

Audit Committee Pre-Approval Policy

All audit, tax and other services to be performed for us by our independent auditors must be pre-approved by the Audit Committee. The Audit Committee reviews the description of the services and an estimate of the anticipated costs of performing those services. Services not previously approved cannot commence until such approval has been granted. Pre-approval usually is granted at regularly scheduled meetings. If unanticipated items arise between meetings of the Audit Committee, the Audit Committee has delegated approval authority to the Chairman of the Audit Committee, in which case the Chairman communicates such pre-approvals to the full Committee at its next meeting. During 2007, all services performed by Peterson Sullivan were pre-approved by the Audit Committee in accordance with this policy.

Board Recommendation:  The Board of Directors recommends that you vote “FOR” this proposal.

OTHER BUSINESS

The Board knows of no other matters to be brought before the Annual Meeting of Shareholders. If, however, other matters are properly presented at the meeting, the individuals appointed as proxies will vote your shares according to their judgment on those matters.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, including financial statements and schedules, forms a part of our 2007 Annual Report that was provided to shareholders with this Proxy Statement. The Annual Report is available on our website: www.cray.com under “Investors — Financials — Annual Reports and Proxy Statements.” Additional copies of the 2007 Annual Report on Form 10-K may be obtained without charge by writing to Kenneth W. Johnson, Corporate Secretary, Cray Inc., 411 First Avenue South, Suite 600, Seattle, WA 98104-2860.

By order of the Board of Directors,

Kenneth W. Johnson
Corporate Secretary

Seattle, Washington
March 31, 2008

THE SUPERCOMPUTER COMPANY
CRAY INC.
411 FIRST AVENUE SOUTH
SUITE 600
SEATTLE, WA 98104
VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
 If you would like to reduce the costs incurred by CRAY INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
 Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CRAY INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE: MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CRAY|1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CRAY INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. Vote on Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	ELECTION OF EIGHT DIRECTORS, each to serve a one- year term. Nominees:		☐	☐	☐

	01) William C. Blake	05) Sally G. Narodick
	02) John B. Jones, Jr.	06) Daniel C. Regis
	03) Stephen C. Kiely	07) Stephen C. Richards
	04) Frank L. Lederman	08) Peter J. Ungaro

Votes on Proposals		For	Against	Abstain

2.	To ratify the appointment of Peterson Sullivan PLLC as the Company’s independent auditors, and	☐	☐	☐

3.	To conduct any other business that may properly come before the meeting, and any adjournment of the meeting.	☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.
The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
For address changes and/or comments, please check this box and write them on          ☐
the back where indicated.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY	CRAY INC.
Annual Meeting of Shareholders
May 14, 2008 — 3:00 P.M.
411 First Avenue South, Seattle, WA 98104
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Stephen C. Kiely, Peter J. Ungaro and Kenneth W. Johnson, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Cray Inc. (the “Company”) on May 14, 2008, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following:
     The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted for the proposal to elect eight directors, each to serve a one-year term, and for the proposal to ratify the appointment of Peterson Sullivan PLLC as the Company’s independent auditors. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.
  If you vote by Internet or telephone, please do not return this proxy.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE